Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 8, 2010

AMONG

PRIMORIS SERVICES CORPORATION,

a Delaware corporation,

PRIMORIS MERGER SUB, INC.,

a Delaware corporation,

and

ROCKFORD HOLDINGS CORPORATION,

a Delaware corporation

and

CHRISTOPHER S. WALLACE, as Sellers’ Representative

i

Page
Exhibits

Exhibit A	Ownership Percentage and Allocation of Purchase Price Consideration Amongst Sellers
Exhibit B	Note
Exhibit C	Noncompetition Agreements
Exhibit D	Employment Agreements
Exhibit E	Sellers’ Release
Exhibit F	Escrow Agreement
Exhibit G	Subordination Agreements
Exhibit H-1	Form of Legal Opinion of Target’s Counsel
Exhibit H-2	Form of Legal Opinion of Sellers’ Counsel
Exhibit I	Description of Company Leased Real Property
Exhibit J	Legal Opinion of Buyer’s Counsel

Schedules

Disclosure Schedule
Buyer Disclosure Schedule
Schedule 8.2 - Special Indemnities

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is entered into as of November 8, 2010, by and among Primoris Services Corporation, a Delaware corporation (“Buyer”), Primoris Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Rockford Holdings Corporation, a Delaware corporation (“Target”), each of the shareholders of Target as set forth on the signature page hereto (“Sellers”), and Christopher S. Wallace, as Sellers’ Representative.  Buyer, Merger Sub, Target and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”

A.            Sellers collectively own one hundred percent (100%) of the issued and outstanding shares of the Target (the “Shares”).  The percentage ownership of Sellers is set forth in the attached Exhibit A.

B.            This Agreement contemplates a transaction in which Merger Sub will merge into the Target in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein.

C.            The Board of Directors of the Target and the Sellers have unanimously approved such merger and have adopted this Agreement.  The Board of Directors and shareholders of the Merger Sub have unanimously approved such merger and adopted this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

“Acceleration Event” means any of the following:

(a)           a direct or indirect sale or transfer (in a single transaction or through a series of related transactions) to any third party (other than a direct or indirect majority owned subsidiary of the Buyer; provided, that: (i) such subsidiary assumes all of the Buyer’s obligations under this Agreement; and (ii) the Buyer remains liable for any breach of this Agreement by such subsidiary) of:  (A) securities representing greater than 50% of the outstanding voting power, or economic interest in (whether by way of a sale of securities, merger or otherwise) (a “Change in Control”) of Rockford Corporation (“Rockford”) or Target; or (B) all or substantially all of the assets or business line or business group of Rockford or Target, taken as a whole that could materially adversely affect the realization of the Earnout Payments hereunder (any transaction contemplated by this clause “(a)” being referred to as a “Sale”);

(b)           a sale of substantially all of the assets of the Buyer (including the shares, of the Buyer’s Subsidiaries) occurs in one transaction;

(c)           a change of control of Buyer in which any third party who is not presently shareholder of Buyer or any current shareholder of Buyer who is not presently a ten percent (10%) shareholder of the Company acquires a greater than fifty percent (50%) equity ownership interest or voting interest in Buyer.

(d)           a breach by Buyer of the covenant contained in Section 2.8(i)(vi) of this Agreement;

(e)           Buyer requires Target or Rockford to enter into a transaction or an agreement with Buyer or an Affiliate of Buyer which is not commercially reasonable by its terms and would have a material adverse effect on the calculation of EBITDA for the purposes of determining whether any Earnout Payment may be owing; provided, however, that acceleration may not take place under this subsection (e) unless written notice is first given to Buyer by Sellers’ Representative of any alleged breach of this subsection (e) and Buyer either (i) fails to cure such breach by agreeing to adjust the books and records of Target, Rockford, Buyer and/or its Affiliates and any EBITDA calculations to reflect commercially reasonable terms within thirty (30) days of such written notice and fails to make any payment within said thirty (30) day period that may be owing as a result or (ii) objects within thirty (30) days of such written notice and requests a dispute resolution pursuant to Section 2.8(f) of this Agreement and any adverse determination by the Independent Accounting Firm as to Buyer is not cured by Buyer within ten (10) business days of such adverse determination by the Independent Accounting Firm; and

(f)            in the event that, prior to the end of the 2012 Earnout Period, Frank Welch’s employment with Rockford or his services as a director of Rockford and/or the Target is terminated without cause or for good reason unless Sellers’ Representative otherwise consents to such termination without cause or for good reason which such consent shall not be unreasonably withheld.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Ancillary Agreements” means the (i) the Note substantially in the form attached hereto as Exhibit B; (ii) the Noncompetition Agreements substantially in the form attached hereto as Exhibit C, (iii) the Employment Agreements, substantially in the form attached hereto as Exhibit D, and (iv) the Sellers’ Releases, substantially in the form attached hereto as Exhibit E, and the Escrow Agreement, substantially in the form attached hereto as Exhibit F.

“Acquired Company” means any of Target or its Subsidiaries and “Acquired Companies” means Target and its Subsidiaries, collectively.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in Los Angeles, California.

“Buyer Common Stock” means shares of common stock, $.0001 par value, of Buyer.

“Buyer Shares” means the Buyer’s Closing Shares and any Buyer Common Stock issued pursuant to the Earnout Payment.

“Base Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the twenty (20) Business Days prior to the announcement of the transactions contemplated by this Agreement.  If the Closing shall occur prior to any announcement, then “Base Stock Price” shall not be applicable for purposes of determining “Closing Stock Price.”

“Closing Balance Sheet” means a consolidated balance sheet of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Acquired Companies as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the March 31, 2010 Financial Statement, (y) includes line items substantially consistent with those used in the preparation of the March 31, 2010 Financial Statement and (z) is prepared in accordance with the specific accounting policies and procedures used to prepare the March 31, 2010 Financial Statements and GAAP (except to the extent that the specific accounting policies and procedures used to prepare the March 31, 2010 Financial Statements differ from GAAP).

“Closing Sellers’ Stockholder Equity” means $39,000,000.

“Closing Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to the Closing Date; provided, however, that if such amount is greater than 110% of the Base Stock Price, the Closing Stock Price shall equal 110% of the Base Stock Price; provided, further, that if such amount is less than 90% of the Base Stock Price, the Closing Stock Price shall equal 90% of the Base Stock Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deductible” means the sum of $600,000.00.

“Earnout Payment” means, for the Earnout Periods set forth below, the amount by which the Merger Consideration shall be increased in the event that EBITDA for such Earnout Period equals or exceeds Target EBITDA for such Earnout Period.

Earnout Period Ending	Earnout Payment
December 31, 2010	$4,600,000
December 31, 2011	$4,600,000
December 31, 2011	$2,300,000
December 31, 2012	$6,894,180

“Earnout Period” means both the three month period commencing October 1, 2010 and ending December 31, 2010 (the “2010 Earnout Period”); the fifteen month period commencing October 1, 2010 and ending December 31, 2011 (the “2011 Earnout Period”); and the twelve month period ending December 31, 2012 (the “2012 Earnout Period”).

“Earnout Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to December 31, 2010 for the 2010 Earnout Period and December 31, 2011 for the 2011 Earnout Period.

“EBITDA” means the “Income before Income Taxes” as reported on the Income Statement of Target and its Subsidiaries for the 2010 Earnout Period, for the 2011 Earnout Period, and the 2012 Earnout Period, which shall be prepared from the books and records of Target and its Subsidiaries, consistent with past practices, and in conformity with GAAP, consistently applied and consistent with past practices of Target.  The following adjustments will be made to the financial statements to calculate EBITDA:

A.            Add back any changes to the financial condition of the Acquired Companies as a result of the transactions contemplated by this Agreement (the “Contemplated Transaction”), such as any application of “push down accounting.”

B.            Add back all interest expense, depreciation and amortization including without limitation amortization of intangible assets and all amortization created as a result of the Contemplated Transaction.

C.            Add back any federal, state or local taxes based on income that had been deducted to arrive at Income before Income Taxes.

D.            Add back all general corporate overhead charges allocated from Buyer to the Acquired Companies or charged by Buyer to the Acquired Companies or for additional services, not to exceed current cost structure of Target and consistent with past practice of Target.

E.             Add back any items of expense attributable to the completion of the Contemplated Transaction.

F.             Add back any expenses which give rise to an indemnity obligation pursuant to the indemnity provisions in this Agreement, to the extent, and only to the extent, that such indemnity obligations have been honored.

G.            Add back any expense related to granting of equity to employees of Rockford that is required to be valued in accordance with ASC 718.

H.            Add back any relocation and transition expenses resulting from the completion of this Contemplated Transaction, which shall include: (1) all relocation expenses; (2) severance payments; (3) incremental costs of accounting, personnel, and systems solely related to the transition of Rockford operations to Buyer operations.

I.              Add back all costs related to the closing of a Rockford office and/or location, including any fees or penalties therefrom, net of any savings on lease expense, attributable to the completion of this Contemplated Transaction.

J.             Add back any additional expenses related to the preparation of any EBITDA Report, the determination of Final Sellers’ Stockholders Equity or EBITDA hereunder or any dispute hereunder.

K.            Add back any insurance allocation amount that is not reasonably related to the market costs of the policies (consistent with the Acquired Companies’ past insurance expense), without any profit to Buyer or related to increased coverage, other than required under construction contracts;

L.             In the event that the employment of Frank Welch, Patrick Rockford or John Murakami is terminated by Buyer without cause or good reason and Rockford or Target employs another executive or executives to replace that person during the Earnout Period, add back the excess of the compensation and benefits of the executive(s) employed to replace such person over the amounts that would have been payable to the terminated person had that person remained employed by Rockford.

M.           Transactions among one or more Acquired Companies on the one hand, and the Buyer or an Affiliate of Buyer or any of their respective customers on the other hand, shall be adjusted so that the net effect on EBITDA shall be the same as if such transaction were negotiated and conducted by third parties on an arms-length basis.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, contractor or consultant (or to any dependent or beneficiary thereof) of any Seller or Acquired Company, which are now, or were within the past three (3) years, maintained, sponsored or contributed to by Acquired Company, or with respect to which Acquired Company has incurred or may incur any obligation or Liability, including, without limitation, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediment, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Action” means any notice, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, damage to flora or fauna caused by Environmental Conditions, real property damage, personal injuries or penalties) arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at any level which exceeds any applicable standard or threshold under any Environmental, Health, and Safety Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental, Health, and Safety Law.

“Environmental, Health, and Safety Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” with respect to any entity, shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the identified entity, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the identified entity, within the meaning of Section 4001(b)(1) of ERISA.

“Escrow Agreement” means an Escrow Agreement, dated as of the Closing Date, to be entered into between Buyer, Plains Pacific and the Escrow Agent, in a form reasonably satisfactory to Buyer and Plains Pacific and substantially in the form of Exhibit F attached hereto.

“Facility” means real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Companies and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Companies.

“Final Sellers’ Stockholder Equity” means Closing Sellers’ Stockholder Equity (a) as shown in the Buyer Sellers’ Stockholder Equity Calculation delivered pursuant to Section 2.9(b) if no Equity Objection Notice with respect thereto is delivered by the Sellers’ Representative pursuant to Section 2.9(c); or (b) if such Equity Objection Notice is delivered, (i) as agreed by the parties pursuant to Section 2.9(d) or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s Sellers’ Stockholder Equity Calculation delivered pursuant to Section 2.9(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or any non-United States, foreign, international, federal, state, local or municipal government, court, legislature, governmental agency or governmental commission, judicial or quasi-judicial authority, regulatory authority, agency, department, body or instrumentality of any government.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” means any pollutant, chemical, or substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental, Health, and Safety Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all internet domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“James Note” means that promissory note in the original principal amount of Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000) dated December 18, 2009 issued to the holders listed in Exhibit A attached to said James Note.

“Key Employees” means Patrick Rockford and Frank Welch.

“Knowledge” or “Known” means (a) with respect to Target, the Acquired Companies or Sellers (except as provided below), actual knowledge after reasonable investigation of Christopher S. Wallace, Frank Welch, Patrick Rockford, and John Murakami, or (b) with respect to Sellers in connection with the representations being made under Section 4.1, the actual knowledge after reasonable investigation of that Seller.

“Laws” means (a) all applicable domestic, international, foreign, admiralty and maritime laws, including all statutes, codes, plans, constitutions, treaties, principles of common law, ordinances, regulations, decrees, rules, municipal by-laws and orders of every Governmental Authority and (b) any applicable judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, decision, injunction, decree, charge, ruling, order or other restriction of any court or Governmental Authority.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses and Permits” or “Licenses or Permits” means any approval, consent, license, permit, franchise, approval registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including without limitation any Environmental, Health, and Safety Law, that is held by or otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Companies.

“Material Adverse Change” means any change relating to the business, properties, assets, condition (financial or otherwise) or results of operation of the Acquired Companies taken as a whole that has had or would reasonably be expected to have a Material Adverse Effect; including, without limitation, a collective impact in excess of $350,000; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Change: (a) any change or effect relating to conditions affecting the U.S. economy generally; or (b) any change or effect relating to conditions generally affecting the industry in which the Acquired Companies participate, except, in each case, to the extent that the business of any of the Acquired Companies suffers a disproportionate impact from such effects or changes.

“Material Adverse Effect” means any circumstance or event involving a change or effect on any Person (a) that is, or is reasonably likely in the future to be, materially adverse to the business, operations, earnings, results of operations, assets or Liabilities (including contingent Liabilities), the condition (financial or other) or prospects of the company or (b) that is reasonably likely to prevent or materially delay or impair the ability of a party to consummate any of the Contemplated Transactions provided, that none of the following shall not be deemed to constitute and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, including such conditions related to the industries in which the Acquired Companies operate, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (D) the performance of this Agreement or the transactions contemplated herein, or the taking of any action contemplated by this Agreement and the Ancillary Agreements, except, in the case of the foregoing clauses (A), (B), (C), to the extent any change, event, development or effect have a disproportionate impact on the party, relative to other industry participants; and (ii) any adverse change in or effect on the business of the party that is cured by the party before the Closing Date due to such events.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Order” means any award, decision, injunction, judgment, decree, ruling, subpoena, verdict or order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Plains Pacific Escrow Indemnity Amount” means $400,000.

“Plains Pacific Escrow Indemnity Period” means that date which is thirty days after the Base Survival Period has elapsed.

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date and that portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or information) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Properties” means any real property currently owned or under lease by the Acquired Companies on the Closing Date.

“Purchase Price” means $64,227,400 payable at Closing (consisting of cash of $35,039,100, the Note in the principal amount of $16,711,967, the Buyer Closing Shares having an agreed value of $12,476,333), the Earnout Payment, and as otherwise adjusted pursuant to Sections 2.7, 2.8, 2.9, and 2.10.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers’ Stockholder Equity” means net equity calculated in a manner consistent with Target’s consolidated audited Financial Statement dated March 31, 2010.

“Sellers’ Representative” means Christopher S. Wallace, or any individual appointed as a successor Sellers’ Representative pursuant to Section 9.18 hereof.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subordination Agreements” means the subordination agreements with The PrivateBank and Trust Company, Liberty Mutual Insurance Company subordinating the Note to Buyer’s senior lender, Buyer’s bonding agency, and to the holders of the James Note, in the forms attached hereto on Exhibit G.

“Target EBITDA” shall mean $9,000,000 or more of EBITDA for the 2010 Earnout Period and $34,000,000 or more of EBITDA for the 2011 Earnout Period to receive the $4,600,000 Earnout Payment, and $38,000,000 or more of EBITDA for the 2011 Earnout Period to receive the $2,300,000 Earnout Payment, and $14,000,000 or more of EBITDA for the 2012 Earnout Period to receive the $6,894,180 Earnout Payment.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, recording, occupancy, value added, alternative or add-on minimum, estimated, or other tax, charge, fee, levy, deficiency or other assessment of any kind whatsoever imposed by a Governmental Authority, including any Liability therefor as a transferee, successor, member of a consolidated, combined or unitary group, pursuant to an agreement or otherwise, including any interest, addition to tax, penalty, or addition thereto, in each case whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to the determination, assessment, collection, payment, reporting or administration of any Tax, including any schedule or attachment thereto, and including any amendment thereof, whether on a separate, consolidated, combined, unitary or other basis.

“Threatened” means, with respect to a claim, Proceeding, dispute, action or other matter, that any demand or statement has been made in orally or writing or any notice has been given orally or in writing, or any other event has occurred or any other circumstances exist, that would lead Sellers to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.1           Other Defined Terms

The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
2010 Earnout Payment	ss. 2.8(a)
2010 Earnout Period	Article 1 “Earnout Period” definition
2011 Earnout Payments	ss. 2.8(a)
2011 Earnout Period	Article 1 “Earnout Period” definition
2012 Earnout Payment	ss. 2.8(a)
2012 Earnout Period	Article 1 “Earnout Period” definition
9.9% Test	ss. 2.8(a)
Accounts Receivable	ss. 4.10
Action	ss. 9.15(e)
Adjustment Amount	ss. 2.9(b)
Agreement	Preamble
Audit	ss. 7.13(g)
Base Survival Period	ss. 8.1
Buyer	Preamble
Buyer 8-K	ss. 9.1
Buyer Closing Shares	ss. 2.6
Buyer Disclosure Schedule	Article 5
Buyer Indemnitees	ss. 8.2
Buyer SEC Documents	ss. 5.4
Buyer Sellers’ Stockholder Equity Calculation	ss. 2.9(b)
Cap	ss. 8.8
CCP Cap	ss. 8.8
Certificate of Merger	ss. 2.2
Closing	ss. 2.7
Closing Date	ss. 2.7
Closing Payment	ss. 2.6(e)
Company Improvements	ss. 4.9(f)

TERM	SECTION
Company Leased Real Property	ss. 4.9(b)
Company Leases	ss. 4.9(b)
Company Real Property Permits	ss. 4.9(g)
Competition Law Filings	ss. 7.7
Contemplated Transaction	Article 1 “EBITDA” definition
Contracts	ss. 4.18(a)
Cure Notice	ss. 7.17
Cure Period	ss. 7.17
Customer Assets	ss. 4.27
Damages	ss. 8.2
Decision	ss. 9.15(e)
DGCL	Recital B
Disclosure Schedule	Article 4
DOJ	ss. 7.7
Earnout	ss. 2.6(d)
Earnout Dispute Notice	ss. 2.8(d)
Earnout Shares	ss. 2.8(a)
EBITDA Report	ss. 2.8(b)
Effective Time	ss. 2.2
Employees	ss. 4.21(b)
Employment Agreements	ss. 6.1.(e)(vi)
Equity Objection Notice	ss. 2.9(c)
Exceptions	ss. 7.12
Financial Statements	ss. 4.6
Fraud	ss. 8.8
FTC	ss. 7.7
Fundamental Representations	ss. 8.1(a)
Holdback	ss. 2.6(e)
Holder	ss. 7.16(a)
Indemnified Party	ss. 8.5(a)
Indemnifying Party	ss. 8.5(a)
Indemnity Claim	ss. 8.5(a)
Independent Accounting Firm	ss. 2.8(e)
Independent Accounting Firm Sellers’ Stockholder Equity Calculation	ss. 2.9(d)
Intentional and Willful Violation	ss. 8.8
Interim Financial Statements	ss. 4.6
Interim Financial Statements Date	ss. 4.6
Merger	ss. 2.1
Merger Consideration	ss. 2.6
Merger Sub	Preamble
Minimum Registration Amount	ss. 7.8(b)(i)
Noncompetition Agreement	ss. 6.1.(e)(v)
Non-Solicitation Area	ss. 7.12

TERM	SECTION
Note	ss. 2.6(c)
Notice	ss. 8.5(a)
Notice Period	ss. 9.15(a)
Objection Notice	ss. 8.6
Oral Agreements	ss. 4.18(c)
Owned Real Property	ss. 4.9(a)
Party	Preamble
Parties	Preamble
Plains Pacific	ss. 2.6
Plains Pacific Cap	ss. 8.8
Plains Pacific Escrow Indemnity Account	ss. 2.11(a)
Plains Pacific Fundamental Representations	ss. 8.8
Reference Notice	ss. 9.15(a)
Registrable Securities	ss. 7.16(a)
Registration Expenses	ss. 7.8
Requesting Holders	ss. 7.8(b)(i)
Review Period	ss. 7.17
Rockford	ss. 2.8(i)(a)
Seller Indemnitees	ss. 8.4
Sellers	Preamble
Sellers’ Releases	ss. 6.1.(e)(vii)
Selling Expenses	ss. 7.8
Shares	Recital A
Surety Bonds	ss. 4.26
Survival Period	ss. 8.1
Surviving Corporation	ss. 2.1
Target	Preamble
Termination Notice	ss. 6.3(a)(iii)
Third Party Claim	ss. 8.5(b)
Transfer Taxes	ss. 7.13(d)
Walk Away Right	ss. 7.17
WARN Act	ss. 4.21(e)
Work-in-Progress	ss. 4.18(c)
Year End Financial Statements	ss. 4.6

ARTICLE 2

THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged (the “Merger”), with and into the Target.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Target shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to be governed by the laws of the State of Delaware.  The parties hereby intend that the Merger be treated as a taxable transaction for state and federal income tax purposes and shall report the transaction in a manner consistent therewith.

2.2           Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, and provided that this Agreement has not been terminated or abandoned pursuant to Section 6.3 hereof, the Target and Merger Sub shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the parties shall take such other and further actions and make all other filings or recordings as may be required by applicable law to make the Merger effective.  The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

2.3           Effects of the Merger.  The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Target and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4           Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of the Target shall be amended in the form set forth in Exhibit 2.4(a), and such Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law.  At the Effective Time, the bylaws of the Target shall be amended in the form set forth in Exhibit 2.4(b), and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

2.5           Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6           Merger Consideration; Effects on Shares and Merger Sub.  Subject to the adjustments contemplated by Sections 2.7, 2.8, 2.9 and 2.10, the aggregate consideration payable upon the conversion of the Shares pursuant to this Section 2.6 (the “Merger Consideration”) is $64,227,400 in the form of a combination of cash, unregistered common shares of Buyer (the “Buyer Closing Shares”) and a subordinated note issued by Buyer to Sellers, as defined in Section 2.6(c) below.  The allocation of cash, proceeds from the Note and Buyer Shares constituting the Merger Consideration as to each Seller is set forth in the attached Exhibit A.  Plains Pacific Investments, Inc. (“Plains Pacific”) will receive only cash consideration as more specifically set forth in the attached Exhibit A.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Target, Merger Sub, or any security holder of the Target or Merger Sub:

(a)           Conversion of Shares.  Each share of the Target that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive the Merger Consideration allocated as set forth in Exhibit 2.6.  All of the Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such share upon surrender of such certificate or certificates in accordance with Section 2.7(c), without interest.  Each share of common stock, $0.01 par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)           Buyer Closing Shares.  At the Closing, Buyer will issue to Sellers, other than Plains Pacific, a number of shares of Buyer Common Stock (the “Buyer Closing Shares”) equal to Twelve Million Four Hundred Seventy-Six Thousand Three Hundred Thirty-Three Dollars ($12,476,333) divided by the Closing Stock Price.  The Buyer Closing Shares shall be allocated among the Sellers in accordance with Exhibit A attached hereto.

(c)           Note.  At the Closing, Buyer will issue a promissory note in the form of Exhibit B attached hereto (the “Note”) in the principal amount of Sixteen Million Seven Hundred Eleven Thousand Nine Hundred Sixty-Seven Dollars ($16,711,967).  The interest of the Sellers other than Plains Pacific in the Note and the proportion of payments to be made under the Note to Sellers other than Plains Pacific shall be allocated in accordance with Exhibit A attached hereto.

(d)           Earnout.  As part of the Purchase Price, Buyer shall issue shares of Buyer Common Stock, as and to the extent, if any, provided in accordance with Section 2.8 (the “Earnout”), to Sellers other than Plains Pacific in accordance with the percentages set forth in Exhibit A attached hereto.  As more specifically set forth in the attached Exhibit A, Plains Pacific will not be entitled to receive any portion of any Earnout which may become owing.

(e)           Cash Portion at Closing.  At the Closing, Buyer will pay Thirty-Five Million Thirty-Nine Thousand One Hundred Dollars ($35,039,100) (the “Closing Payment”) to those Sellers listed on Exhibit A by wire transfer to an account designated by each Seller.  In addition to the Plains Pacific Escrow Indemnity Amount that will be paid into the Plains Pacific Escrow Indemnity Account as more specifically set forth in Section 2.11 of this Agreement, Four Hundred Thousand Dollars ($400,000) of the cash otherwise payable to Sellers will be held back by Buyer as more specifically set forth in Section 2.9 of this Agreement (the “Holdback”).  The cash portion of the Purchase Price shall be allocated among the Sellers in accordance with Exhibit A attached hereto.

2.7           Closing.  Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Rutan & Tucker LLP, 611 Anton Boulevard, 14th Floor, Costa Mesa, California 92626, or via facsimile transmission, as soon as possible, but in no event later than five (5) business days after satisfaction of the conditions set forth in Article 6 and the occurrence of the Effective Time, or at such other time or place as Buyer and the Target may agree (the “Closing Date”).  For the avoidance of doubt, the parties agree that in no event shall the Closing Date be a date after December 31, 2010.  At the Closing:

(a)           each of the parties to this Agreement shall execute and deliver to the other parties thereto each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement;

(b)           the parties shall execute and deliver to the appropriate parties any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement; and

(c)           the parties shall tender the appropriate consideration required at the appropriate time pursunt to Section 2.6.

2.8           Earnout.

(a)           Earnout Payments.  (i) If EBITDA for the Acquired Companies operating as a wholly-owned subsidiary of Buyer for the 2010 Earnout Period is equal to or greater than Nine Million Dollars ($9,000,000), Buyer shall issue to Sellers (other than Plains Pacific) in accordance with the percentages set forth in Exhibit A attached hereto a number of shares of Buyer Common Stock equal to Four Million Six Hundred Thousand Dollars ($4,600,000) divided by the Earnout Stock Price.  Said Earnout Payment, if any, for the 2010 Earnout Period is hereinafter referred to as the “2010 Earnout Payment.”  (ii) If EBITDA for Target operating as a wholly-owned subsidiary of Buyer for the 2011 Earnout Period is equal to or greater than $34,000,000 but less than $38,000,000, Buyer shall issue to Sellers (other than Plains Pacific) in accordance with the percentages set forth in Exhibit A attached hereto a number of shares of Buyer Common Stock equal to Two Million Three Hundred Thousand Dollars ($2,300,000) divided by the Earnout Stock Price and a cash payment of $2,300,000 for a total of $4,600,000.  (iii) If EBITDA for Target is equal or greater than Thirty-Eight Million Dollars ($38,000,000) for the 2011 Earnout Period, however, Buyer shall (A) issue to Sellers (other than Plains Pacific) in accordance with the percentages set forth in Exhibit A attached hereto in lieu of any amounts owed in Section 2.8 (a)(ii) a number of shares of Buyer Common Stock equal to Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) divided by the Earnout Stock Price and (B) shall pay to the Sellers (other than Plains Pacific) a cash payment of $3,450,000 for a total payment of $6,900,000.  Said earnout payments, if any, for 2011 are hereinafter collectively referred to as the “2011 Earnout Payments.”  (iv) If EBITDA for Target is equal or greater than Fourteen Million Dollars ($14,000,000) for the 2012 Earnout Period, Buyer shall pay to Sellers (other than Plains Pacific) in accordance with the percentages set forth in Exhibit A attached hereto a cash payment of $6,894,180 (the “2012 Earnout Payment”).  Any Buyer Common Stock payable to Sellers (other than Plains Pacific) pursuant to this Section 2.8 shall hereinafter be referred to as the “Earnout Shares.”  In no event, however, shall the aggregate number of Buyer Closing Shares plus the aggregate number of Earnout Shares for the 2010 and 2011 Earnout Payments plus the aggregate number of shares of Buyer Common Stock issued on conversion of the Note exceed 9.9% of the Buyer’s outstanding common shares (as presently constituted, the

“9.9% Test”).  In the event the aforesaid limit is exceeded, such dollar amount of Earnout above the 9.9% Test which Sellers (other than Plains Pacific) would otherwise receive in Earnout Shares shall be payable in cash to such Sellers.  No fractional shares of Buyer Common Stock shall be issued, and in lieu thereof any fractional Earnout Shares shall be rounded up to the nearest whole Earnout Share.  Notwithstanding anything to the contrary in this Section 2.8, in no event will the aggregate amount of the 2010 and 2011 Earnout Payments exceed $11,500,000.

(b)           EBITDA Report.  Within five (5) days following receipt by Buyer of its audited financial statements for the fiscal year ending December 31, 2010 and December 31, 2011 and December 31, 2012, but in no event later than April 15, 2011 for the December 31, 2010 audited financial statement, no later than April 15, 2012 for the December 31, 2011 audited financial statement, and no later than April 15, 2013 for the December 31, 2012 audited financial statement, Buyer shall prepare and deliver to Sellers’ Representative, a report (the “EBITDA Report”) showing the computation of EBITDA for each such Earnout Period.  The EBITDA Report shall be based upon the December 31, 2010 audited financial statement of Buyer for the 2010 Earnout Period, based upon the December 31, 2011 audited financial statement of Buyer for the 2011 Earnout Period, and based upon the December 31, 2012 audited financial statement of Buyer for the 2012 Earnout Period.

(c)           Final Determination.  The final determination of EBITDA shall be accomplished in accordance with subsections (d), (e) and (f) below if Sellers (other than Plains Pacific) have not received Earnout Shares for any such Earnout Period.

(d)           Inspections of Books and Records.  During the thirty (30) day period following delivery of the EBITDA Report, Buyer shall permit Sellers’ Representative and Sellers’ accountants, upon reasonable notice at a mutually agreed upon time during normal business hours, to have full access to the books, records, accountants and personnel of Buyer and to make such inspections and copies of such books and records as they may reasonably request, from time to time to verify the amounts included in the EBITDA Report.  Any such EBITDA Report shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless Sellers’ Representative shall have given written notice of disagreement (“Earnout Dispute Notice”), to Buyer prior to such date.  Any Earnout Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted.  During the twenty (20) day period following the delivery of an Earnout Dispute Notice, Sellers’ Representative and Buyer shall seek in good faith to resolve any differences which they may have with respect to the matters specified in such Earnout Dispute Notice.

(e)           Dispute Resolution.  If, at the end of such twenty (20) day period, Sellers’ Representative and Buyer have not so resolved such differences, Sellers’ Representative and Buyer shall submit the dispute for resolution to the following firms in Orange County, California in the order listed: Price Waterhouse Coopers, or Deloitte & Touche (the “Independent Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were properly included in such Earnout Dispute Notice; provided, the foregoing firms will not be used if it has provided services to the Target or the Buyer within the prior twenty-four (24) months.  Each of Buyer, the Acquired Companies, and Sellers hereby represents and warrants to the other that it has no relationship with the Independent Accounting Firm.

(f)            Independent Accounting Firm.  The Independent Accounting Firm shall be engaged by Sellers’ Representative and Buyer within ten (10) days following the expiration of such twenty (20) day period.  Promptly, but not later than twenty (20) days after acceptance of this appointment, the Independent Accounting Firm shall determine those items in dispute and will render its report as to its resolution of such terms and resulting calculations of EBITDA for the Earnout Period in dispute.  In determining each disputed item, the Independent Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such term claimed by either party.  Sellers’ Representative and Buyer shall cooperate with the Independent Accounting Firm in making its determination and such determination shall be conclusive and binding upon the parties.  Sellers and Buyer shall initially be responsible for fifty percent (50%) of the costs and fees of the Independent Accounting Firm.  The losing party (as defined below) in any such arbitration shall pay all costs and fees (including reasonable attorneys’ fees and expenses of the prevailing party) related to such determination by the Independent Accounting Firm, including without limitation, the costs relating to any negotiations with the Independent Accounting Firm with respect to the terms and conditions of such Independent Accounting Firm’s engagement and the costs for the Independent Accounting Firm’s services.  For purposes of this Section 2.8, as between Sellers’ Representative and Buyer, the “losing party” in any such determination shall mean the party whose EBITDA for the Earnout Period in dispute (as set forth in the EBITDA Report, in the case of Buyer, or in an Earnout Dispute Notice, in the case of Sellers’ Representative), is farthest from the calculation of EBITDA for the Earnout Period in dispute, as determined by the Independent Accounting Firm.

(g)           Timing of Earnout Payment.  Buyer shall make the Earnout Payment within five (5) Business Days after the final determination of EBITDA for each such Earnout Period.

(h)           Acceleration Event.  If an Acceleration Event occurs prior to the expiration of the 2012 Earnout Period, then Buyer will pay within thirty days of the Acceleration Event in full to those Sellers entitled to be paid any Earnout Payment in the same percentages as set forth in Exhibit A and in the same form of consideration as set forth in Exhibit A any remaining Earnout Payments which have not yet been paid, but such Sellers will not be entitled to be paid retroactively for any Earnout Payment which may not have been achieved for the period or periods prior to the date of the Acceleration Event.

(i)            Buyer Earnout Covenants.  Following the Closing and until expiration of the applicable Earnout Period, Buyer shall:

(i)            provide that Rockford has access to adequate working capital and letters of credit as is reasonably necessary to operate Rockford reasonably consistent with the manner in which the business of Rockford has been conducted prior to the date of this Agreement;

(ii)           provide that Rockford has access to adequate funding, personnel, compensation for employees, and support as is reasonably necessary to operate Rockford reasonably consistent with the manner in which the business of Rockford has been conducted prior to the date of this Agreement;

(iii)          operate Rockford as a business unit for financial accounting purposes;

(iv)          act in good faith in determining whether to retain, release or hire personnel from Rockford or whether to acquire or dispose of all or substantially all of the assets of Rockford;

(v)           act in good faith in determining whether to terminate or discontinue any of the businesses which Rockford is presently engaged in;

(vi)          maintain separate books of account for Rockford;

(vii)         operate Rockford in good faith in the ordinary course of business and use commercially reasonable efforts to enter into contracts in Rockford’s business;

(viii)        continue to use the word “Rockford” in Rockford’s name unless Sellers’ Representative otherwise consents, which such consent shall not be unreasonably withheld;

(ix)           not cause Rockford to enter into any contract or agreement with Buyer or any Affiliate of Buyer which is not commercially reasonable; notwithstanding the foregoing, the Buyer will be permitted, following the Closing Date, to make changes at its sole discretion to the operations, corporate organization, personnel, accounting practices, and other aspects of Rockford and its businesses, so long as such changes are made in good faith and are not expected to have a negative impact on EBITDA.

(x)            during calendar year 2010, operate Rockford and Buyer and its Affiliates in any potential competitive situations involving Rockford, on the one hand, and Buyer and/or its Affiliates, on the other hand, in a manner consistent with the prior historical relative levels of activity of Rockford or Buyer and its Affiliates.  Beginning in 2011 for the 2011 and 2012 calendar years, in areas where there has been direct competition in California, involving Rockford’s California Division (the “Division”), for purposes of determining Rockford EBITDA for the Earnout Payments, the following shall apply:

(A)          Buyer shall calculate the California revenue derived from the “ARB Underground” group based in Pittsburg, California and the Rockford Division and 50% of that combined revenue will be deemed to be Rockford revenue (“Calculated Rockford Division Revenues”); and

(B)           Buyer shall apply an 11% EBITDA margin to the Calculated Rockford Division Revenues, and this amount of EBITDA shall be added to the other Rockford EBITDA amount for purposes of calculating Rockford’s EBITDA targets in lieu of any other calculation for such California work.

(C)           Notwithstanding anything contained herein, Rockford will continue to receive 100% of the EBITDA for its work (i) completed in the states of Washington and Oregon and (ii) cross-country pipeline work.

(xi)           up until the sooner of (a) the expiration of the 2012 Earnout Period or (b) the date of an Acceleration Event, the Buyer shall permit upon reasonable notice at a mutually convenient time Sellers’ Representative (who shall have executed a confidentiality agreement in form and substance reasonably satisfactory to the Buyer) and his accounting and financial advisors to examine the financial books and records of Rockford and/or Target, to make such inspections and copies of such books and records as they may reasonably require, and to discuss such matters with the appropriate personnel of the Buyer, each to the extent reasonably necessary to the exercise of the Sellers’ Representative’s right to object to the Buyer’s calculation of EBITDA.  The Sellers’ Representative agrees that he shall hold (and shall cause his advisors referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause his advisors referred to in the preceding sentence to use) such information solely for purposes of understanding what the EBITDA may be for Rockford.

(j)            The Parties acknowledge that (a) the calculation of EBITDA for purposes of determining the 2010, 2011 and 2012 Earnout Payments is intended to be based on the same revenue and expense policies as used by Rockford prior to the Closing and (b) Buyer may wish to change revenue and expense policies of Rockford or shift certain contracts or work from Rockford.  To ensure that both objectives can be met, the parties agree that the calculation of such Earnout Payments will be adjusted to the benefit of Sellers to reflect such purpose and any changes post closing that would affect such earnout limitations.

2.9           Minimum Sellers’ Stockholder Equity.

(a)           General.  The Merger Consideration may also be reduced dollar for dollar by the amount, if any, by which the Final Sellers’ Stockholder Equity is less than $39,000,000 on the Closing Date.

(b)           Preparation of Closing Balance Sheet.  As promptly as practicable after the Closing Date, Buyer shall cause the Closing Balance Sheet to be prepared and will prepare a certificate based on such Closing Balance Sheet setting forth (i) its calculation of Closing Sellers’ Stockholder Equity (the “Buyer Sellers’ Stockholder Equity Calculation”); and (ii) its calculation of the reduction of the Merger Consideration, if any, pursuant to this Section 2.9 (the “Adjustment Amount”).  Buyer shall cause drafts of the Closing Balance Sheet to be made available to the Sellers’ Representative for review and comment.  As promptly as practicable, but no later than forty-five (45) days, after the Closing Date, Buyer will cause the Closing Balance Sheet, together with its certificate, to be delivered to the Sellers’ Representative.

(c)           Disagreement by Sellers’ Representative.  The Closing Balance Sheet prepared by or on behalf of Buyer and the Buyer Sellers’ Stockholder Equity Calculation shall be conclusive and binding on the parties hereto unless the Sellers’ Representative delivers to Buyer, within twenty-one (21) days after delivery of the documents referred to in Section 2.9(b), a written notice (the “Equity Objection Notice”) stating the Sellers’ Representative’s disagreement with the Closing Balance Sheet and/or the Buyer Sellers’ Stockholder Equity Calculation, as the case may be, and setting forth the Sellers’ Representative’s adjustments to the Closing Balance Sheet or the Buyer Equity Sellers’ Stockholder Equity Calculation, as the case may be.  If Sellers’ Representative and Buyer have timely agreed or are deemed to have agreed to the Closing Balance Sheet and the Buyer Sellers’ Stockholder Equity Calculation, then no Equity Objection Notice shall be filed and Section 2.9(d) shall not be applicable.  Any such Equity Objection Notice shall specify those items or amounts as to which the Sellers’ Representative disagrees, and the Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, Buyer Sellers’ Stockholder Equity Calculation and certificate delivered by Buyer pursuant to Section 2.9(b).

(d)           Dispute Resolution.  If an Equity Objection Notice shall have been delivered by the Sellers’ Representative pursuant to Section 2.9(c), the parties shall, during the twenty (20) days following such delivery, negotiate in good faith among themselves to reach agreement on the disputed items or amounts in order to determine the amount of Closing Sellers’ Stockholder Equity.  If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause the Independent Accounting Firm promptly to review this Agreement and the disputed items or amounts for the purpose of preparing (i) the Independent Accounting Firm’s Closing Balance Sheet and/or (ii) the Independent Accounting Firm’s calculation of Closing Sellers’ Stockholder Equity (the “Independent Accounting Firm Sellers’ Stockholder Equity Calculation”), including the amount, if any, by which such calculation is less than $39,000,000, as the case may be.  In making such calculations, the Independent Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet delivered by Buyer, the Buyer Sellers’ Stockholder Equity Calculation as to which the Sellers’ Representative has disagreed, and shall prepare its calculations in accordance with the accounting policies and procedures used to prepare the March 31, 2010 Financial Statements, notwithstanding any conflict between such accounting policies and procedures and GAAP.  The parties shall cause the Independent Accounting Firm to deliver to Buyer and the Sellers’ Representative, as promptly as practicable, and in no event later than forty-five (45) days after submittal of all relevant documents to the Independent Accounting Firm, a report setting forth the Independent Accounting Firm’s adjustments, if any, to the Closing Balance Sheet and any adjustments to the Buyer Sellers’ Stockholder Equity Calculation.  Such report shall be final and binding upon the parties hereto.  The cost of such review and report by the Independent Accounting Firm shall be paid initially fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.  The losing party (as defined below) in any such arbitration shall pay all costs and fees (including reasonable attorney fees and expenses) related to such determination by the Independent Accounting Firm including without limitation the costs relating to any negotiations with the Independent Accounting Firm’s engagement.  For purposes of this Section 2.9 as between Seller’s Representative and Buyer, the “losing party” in any such determination shall mean the party whose Sellers’ Stockholder Equity as of the Closing Date (as set forth in the Buyer Sellers’ Stockholder Equity Calculation in the case of Buyer or in the Sellers’ Stockholder Equity Dispute Notice in case of Sellers’ Representative) is farthest from the calculation of Sellers’ Stockholder Equity as determined by the Independent Accounting Firm.

(e)           Cooperation.  The parties hereto agree that they will, and agree to cause their respective agents and representatives to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Sellers’ Stockholder Equity, and in the conduct of the reviews referred to in this Section 2.9, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(f)            Method and Time of Payment.  The amount of the decrease in the Merger Consideration pursuant to this Section 2.9, if any, shall be automatically and permanently retained by Buyer from the Holdback.  In the event of any reduction in the Merger Consideration pursuant to this Section 2.9 which exceeds the amount of the Holdback as established under this Agreement, each Seller shall pay to Buyer such Seller’s share based upon such Seller’s percentage ownership interest of the Target set forth in Exhibit A attached hereto by a wire transfer to an account designated by Buyer within fifteen (15) days of the date of final determination under this Section 2.9 of Closing Sellers’ Stockholder Equity.  Any Adjustment Amount required to be paid by the Sellers from the Holdback shall be permanently retained by Buyer twenty-one (21) days after Buyer’s delivery of the documents referred to in Section 2.9(c) and if an Equity Objection Notice with respect to the Buyer Sellers’ Stockholder Equity Calculation is delivered, then any additional payments required under this Section 2.9 shall be made within five (5) days after the earlier of (A) agreement between the parties pursuant to Section 2.9(d) with respect to Closing Sellers’ Stockholder Equity, and (B) delivery of the Independent Accounting Firm Sellers’ Stockholder Equity Calculation by the Independent Accounting Firm pursuant to Section 2.9(d).  Any amount not required to be paid to Buyer from the Holdback shall be promptly distributed to Sellers in the percentage amount of ownership set forth in Exhibit A concurrent with any final payment from the Holdback to Buyer.

2.10         Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

2.11         Escrow Amounts.

(a)           Plains Pacific Escrow.  At the Effective Time, Buyer shall withhold the Plains Pacific Escrow Indemnity Amount from the cash payable to Plains Pacific pursuant to Section 2.6(e) with such holdback allocated solely to Plains Pacific.  The cash to be withheld with respect to the Plains Pacific Escrow Indemnity Amount shall be deposited by Buyer into an interest bearing escrow account (the “Plains Pacific Escrow Indemnity Account”) established pursuant to the Escrow Agreement to secure only Plains Pacific’ indemnification obligations for Damages under Article 8.

(b)           Escrow Account.  The interest, earnings and income that accrues upon the Plains Pacific Escrow Indemnity Amount during the period of time during which it is held in the Plains Pacific Escrow Indemnity Account shall be deemed to become part of the Plains Pacific Escrow Indemnity Amount.  The release of funds from the Plains Pacific Escrow Indemnity Account shall be governed by the Escrow Agreement and the terms of this Agreement.  For tax reporting purposes, all such interest, earnings and income, if any, shall be allocable to Plains Pacific.

(c)           Release of Plains Pacific Escrow Indemnity Amount.  As soon as reasonably practicable (but in any event within 10 Business Days) following the expiration of the Plains Pacific Escrow Indemnity Period, Buyer and Plains Pacific shall cause the Escrow Agent to release to Plains Pacific, at its address and in accordance with the Escrow Agreement, all of the remaining Plains Pacific Escrow Indemnity Amount, if any, in excess of (i) any Plains Pacific Escrow Indemnity Amount released by the Escrow Agent pursuant to Section 8.7(c) and in accordance with the Escrow Agreement and (ii) any amount of the Plains Pacific Escrow Indemnity Amount calculated pursuant to the following sentence to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in the Notice delivered to the Sellers’ Representative and Plains Pacific before the expiration of the Plains Pacific Escrow Indemnity Period.  If any Indemnity Claims are unresolved, unsatisfied or disputed as of the expiration of the Plains Pacific Escrow Indemnity Period, then that amount of the Plains Pacific Escrow Indemnity Amount that equals 9.88% of the total maximum amount of Damages then being claimed by Buyer Indemnified Persons in all such unresolved, unsatisfied or disputed Indemnity Claims shall be retained in the Plains Pacific Escrow Indemnity Account, and as soon as reasonably practicable (but in any event within 10 Business Days) following resolution of all such Indemnity Claims, Buyer and Plains Pacific shall cause the Escrow Agent to release to Plains Pacific and in accordance with the Escrow Agreement, all the remaining Plains Pacific Escrow Indemnity Amount, if any, not required to satisfy such portion of the Indemnity Claims.

(d)           No Transfer or Encumbrance.  No portion of the Plains Pacific Escrow Indemnity Amount or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Buyer or Plains Pacific following Closing, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Person or used for any reason, prior to the release thereof in accordance with this Agreement, except that Buyer shall be entitled to assign its rights therein as provided in Section 9.4.

ARTICLE 3

NOT APPLICABLE

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Unless otherwise explicitly indicated in this Agreement, each Seller, severally with respect to their individual representations as it affects them individually and not jointly, with respect to Section 4.1 below, and Sellers, jointly and severally, with respect to all sections of this Article 4 except Section 4.1, represent and warrant to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4) with respect to themselves and the Acquired Companies, except where such representations and warranties expressly relate to an earlier date (in which case they were correct and complete as of such earlier date) and except as set forth on the Disclosure Schedule delivered by Sellers and Target to Buyer on the date hereof (the “Disclosure Schedule”).

Any matter set forth in a section of the Disclosure Schedule with respect to a particular representation and warranty in this Agreement shall be deemed an exception to any other representations and warranties in this Agreement to which it may relate provided the disclosure is in sufficient detail to enable a reasonable person to identify such other representations and warranties to which such information is responsive.  Failure to provide a cross-reference from one section of the Disclosure Schedule to other applicable sections of the Disclosure Schedule shall not, however, in and of itself be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such section of the Disclosure Schedule applies to other representations or warranties contained in this Agreement.

4.1           Representations Regarding Sellers.

(a)           Organization; Authority; No Conflict.  Each Seller that is a trust or other entity has been duly organized and validly exists under the laws of its jurisdiction of organization.  Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each Seller that is a trust is permitted by such Seller’s instrument of trust and all documents and agreements relating thereto to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by each such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Share Ownership.  Each Seller holds of record and owns beneficially the Shares set forth opposite his or her name on Section 4.1(b) of the Disclosure Schedule, free and clear of any notice requirements, restrictions on transfer (other than any restrictions under any applicable securities Laws), Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that would require Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement).  No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.  No Seller is a Party to any agreement restricting the transfer of the Shares.  The Sellers have terminated the Shareholder Agreement of Rockford Holdings Corporation dated June 12, 2006, as amended.  Sellers have delivered or made available to Buyer copies of all agreements relating to the Shares.

(c)           Broker’s Fees.  Except as set forth in Section 4.1(c) of the Disclosure Schedule, each Seller and his or her agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

(d)           Notices and Consents.  Except as set forth on Section 4.1(d) of the Disclosure Schedule, each Seller is not, and will not be, required to give any notice to, make any filing with, or obtain any consent, authorization or approval of, Target, any other shareholder of Target or any officer, director, or similar authority of Target or any other Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement and the exhibits and schedules hereto or the consummation or performance of the transactions contemplated herein.

(e)           Registration of Buyer Shares.  Each Seller understands that none of the Buyer Shares issued to such Seller pursuant to this Agreement has been, or shall upon delivery be, registered under the Securities Act and that the certificates evidencing all such securities shall bear a legend to that effect. Each Seller also understands that such securities are being offered and sold to such Seller pursuant to an exemption from the registration provisions of the Securities Act and exemptions from the qualification or registration provisions of applicable state securities laws, based in part upon his or its representations contained in this Agreement and that, pursuant to these laws, each Seller must hold any Buyer Common Stock which he or it may be or it may receive under this Agreement or the Note (if converted in whole or in part) indefinitely unless such Buyer Common Stock is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available to a Seller for the acquisition of any Buyer Common Stock which he or it may receive under this Agreement or the Note (if converted in whole or in part).  Each Seller acknowledges that the Company has no obligation to register or qualify any Buyer Common Stock for resale except as set forth in this Agreement.  Each Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for any such Buyer Common Stock so received, and on requirements relating to the Company which are outside of the Seller’s control, and which the Company is under no obligation and may not be able to satisfy.  Each Seller understands that this offering is not intended to be part of any public offering, and that no Seller will be able to rely on the protection of Section 11 of the Securities Act.

(f)            Investment Intent.  Each Seller is acquiring the Buyer Shares for his, her or its own account solely for the purpose of investment and not for offer or sale in connection with any distribution thereof.  Each Seller represents that by reason of such Seller’s business and financial experience, and the business and financial experience of its advisors and representatives, it has the capacity to protect its own interest in connection with the transactions contemplated by this Agreement. Each Seller further represents that it is able to bear the economic risk of an investment in the Buyer Shares and has adequate income independent of any income produced from an investment in such securities and has sufficient net worth to sustain a loss of all of its investment in such securities without economic hardship if such a loss should occur. By executing this Agreement, each Seller further represents that he or it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any Buyer Common Stock which he or it may receive under this Agreement or the Note (if converted in whole or in part).

(g)           Accredited Investor.  Each Seller represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

(h)           Access to Information.  Each Seller has been given access to Buyer’s documents, records and other information, has received physical delivery of documents requested, records and information, and has asked questions of, and received answers from, Buyer’s officers, employees, agents, accountants and representatives concerning Buyer’s business, operations, financial condition, assets, liabilities and other matters relevant to its investment in the Buyer Shares.

(i)            Legends.  Each Seller understands that any Buyer Common Stock which he or it may receive under this Agreement or the Note (if converted in whole or in part) and any securities issued in respect of or exchange for such Buyers’ Common Stock, may bear one or all of the following legends:

(i)            “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)           any legend set forth in, or required by, the other Ancillary Agreements; and

(iii)          any legend required by the securities laws of any state to the extent such laws are applicable to the Shares reprsented by the certificate so legended.

(j)            Foreign Investors.  If a Seller is not a United States person (as defined by Section 7701(a)(3) of the Code), such Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any receipt of the Shares under this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of such Buyer Common Stock so received, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of such Buyer Common Stock so received.  Each Seller acquisition and continued beneficial ownership of such Buyer Common Stock so received will not violate any applicable securities or other laws of such Seller’s jurisdiction.

(k)           No General Solicitation.  No Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of any Buyer Common Stock which may be or it may receive under this Agreement or the Note (if converted in whole or in part).

(l)            Exculpation Among Sellers.  Each Seller acknowledges that he or it is not relying upon any Person, other than Buyer and its officers and directors, in making its investment or decision to invest in Buyer.  Each Seller agrees that neither any Seller nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Seller shall be liable to any other Seller for any action heretofore taken or omited to be taken by any of them in connection with the acquisition of the Buyer Common Stock which he or it may receive under this Agreement or the Note (if converted in whole or in part).

(m)          Residence.  If a Seller is an individual, then the Seller resides in the state or province identified in the address of the Seller set forth on Section 4.1(m) of the Disclosure Schedule; if the Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of the Seller in which its principal place of business is identified in the address or addresses of the Seller set forth in Section 4.1(m) of the Disclosure Schedule.

4.2           Organization and Good Standing.  Section 4.2 of the Disclosure Schedule contains a complete and accurate list of each of the Acquired Companies’ name, jurisdiction of organization, other jurisdictions in which it is authorized to do business, capitalization (including the identity of each shareholder and the number of shares held by each) and directors and officers.  There are no option rights, warrants, purchase rights, commitments or other existing or potential rights held by any third party relating to the Acquired Companies, other than as set forth in Section 4.1(b) of the Disclosure Schedule.  Each of the Acquired Companies is an entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under the Contracts.  Each of the Acquired Companies is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect.  Each of the Acquired Companies has delivered or made available to Buyer correct and complete copies of its Organizational Documents as amended to date and currently in effect.  Each of the Acquired Companies is not in default under or in violation of any provision of its Organizational Documents.

4.3           Authority; No Conflict.  Each of the Acquired Companies has delivered or made available to Buyer an executed copy of all actions by each of the Acquired Companies’ boards of directors or other corporate authority performing similar functions necessary to approve this Agreement and the transactions contemplated herein.  This Agreement and the exhibits and schedules hereto has been duly executed and delivered by each of the Acquired Companies and constitutes the legal, valid and binding obligations of each of the Acquired Companies, enforceable against each such respective Acquired Company in accordance with its terms, except where such enforceability may be limited to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.  Subject to the requisite consents referenced in Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of any of the Acquired Companies, or (ii) any resolution adopted by the board of directors (other corporate authority performing similar functions) or stockholders (or other equity owners) of any of the Acquired Companies;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any License or Permit that is held by any of the Acquired Companies or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies;

(d)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Companies.

4.4           [Not applicable]

4.5           [Not applicable]

4.6           Financial Statements.  The Target has delivered or made available to Buyer a true and complete copy of the audited balance sheet and statements of operations, change in stockholders’ equity (including the related notes) and cash flow for each of the Acquired Companies as of and for the twelve months ended March 31, 2010, March 31, 2009 and March 31, 2008 (the “Year End Financial Statements”), and a true and complete copy of the unaudited balance sheet, statement of operations, and change in stockholders’ equity for each of the Acquired Companies as of and for the six months ended September 30, 2010 (the “Interim Financial Statements Date”) (collectively, the “Interim Financial Statements,” and, along with the Year End Financial Statements, the “Financial Statements”).  The Financial Statements are attached to Section 4.6 of the Disclosure Schedule.  The Financial Statements (a) are in accordance with the books and records of the Acquired Companies, (b) have been prepared in accordance with GAAP consistently applied through the periods covered thereby and (c) fairly and accurately present the assets, Liabilities required by GAAP to be set forth or reserved for on a balance sheet (including all reserves required under GAAP to be disclosed on a balance sheet) and financial position of the Acquired Companies as of the respective dates thereof and the results of operations for the period then ended (subject, in the case of the Interim Financial Statements, to immaterial year-end adjustments and the fact that there are no notes thereto).  Except as set forth in the Financial Statements, the Acquired Companies do not have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth or reserved for on a balance sheet or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.  Nothing has come to the attention of Sellers since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date hereof.  Except as set forth on Section 4.6 of the Disclosure Schedule, the Acquired Companies are not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.  Except as set forth on Section 4.6 of the Disclosure Schedule, there has been no change in the Shareholders’ equity as set forth on the balance sheet included in the Interim Financial Statements.

4.7           Books and Records.  Except as set forth on Section 4.7 of the Disclosure Schedule, the books of account, Organizational Documents, stock record books, minutes, and other records of the Acquired Companies, all of which the Acquired Companies have been made available to Buyer, are, to the Acquired Companies’ Knowledge, complete and correct and have been maintained in accordance with sound business practices and the requirements of all applicable Laws.  To the Acquired Companies’ Knowledge, the minute books of the Acquired Companies contain accurate and complete records of all meetings held and corporation action taken by, the stockholders or other equity owners, the boards of directors or other corporate authority performing similar functions, and committees of the boards of directors of the Acquired Companies, and no meeting of any such stockholders or other equity owners, boards of directors or other corporate authority performing similar functions, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Target.

4.8           Assets.  Except as set forth on Section 4.8 of the Disclosure Schedule, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or located on their premises free and clear of any Encumbrances.  Such assets include all assets necessary for the conduct of the Acquired Companies’ businesses as presently conducted.  All tangible assets and properties of the Acquired Companies are in good operating condition and repair (subject to normal and customary maintenance requirements), are usable in the Ordinary Course of Business and conform in all material respects to all applicable Laws relating to their construction, use and operation, except as set forth on Section 4.8 of the Disclosure Schedule.  The assets and properties of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.  All personal property leased by the Acquired Company is listed in Section 4.8 of the Disclosure Schedule.

4.9           Real Property.

(a)           Owned Real Property.  Section 4.9(a) of the Disclosure Schedule sets forth a complete list of all real property owned by the Acquired Companies (the “Owned Real Property”).  The Acquired Companies have good and marketable title to the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Leased Real Property.  Section 4.9(b) of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects, of all of the leases and subleases (the “Company Leases”) and each leased and subleased parcel of real property in which the Acquired Companies are a tenant, subtenant, landlord or sublandlord as of the date of this Agreement (collectively, the “Company Leased Real Property”), and for each Company Lease indicates: (i) whether or not the consent of and/or notice to the landlord thereunder will be required in connection with the transactions contemplated by this Agreement; (ii) its term and any options to extend the term; (iii) the current rent payable (including all occupancy costs other than utilities);

and (iv) the current amount of security deposit held by the landlord under each such Company Lease.  Each of the Acquired Companies holds a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest (as applicable) in the Company Leased Real Property under each of the Company Leases listed in Section 4.9(b) of the Disclosure Schedule. Sellers have made available to Buyer true, correct and complete copies of each of the Company Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees executed or otherwise in force with respect to any Company Lease. Except as set forth in Section 4.9(b) of the Disclosure Schedule, with respect to each Company Lease: (i) to the Knowledge of Sellers and the Acquired Companies, the Company Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Acquired Companies nor, to the Knowledge of Sellers and the Acquired Companies, any other party to the Company Lease, is in any material respect in breach or default under the Company Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by the Acquired Companies or permit termination, modification or acceleration under the Company Lease by any other party thereto; (iii) other than the execution of this Agreement by Sellers, no event has occurred that would constitute or permit termination, modification or acceleration of the Company Lease or trigger liquidated damages; (iv) the Acquired Companies have performed and will continue to perform all of their respective obligations under the Company Lease; (v) each of the Acquired Companies has not, and, to the Knowledge of Sellers and the Acquired Companies, no third party has, repudiated any provision of the Company Lease; (vi) there are no disputes, oral agreements or forbearance programs in effect as to the Company Lease that would be material to any of the Acquired Companies; (vii) the Company Lease has not been modified in any respect, except to the extent that such modifications are set forth in the documents previously made available to Buyer and set forth on Section 4.9(b) of the Disclosure Schedule; and (viii) each of the Acquired Companies has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Company Lease.

(c)           Compliance.  To the Knowledge of Sellers and the Acquired Companies, each parcel of Company Leased Real Property and Company Owned Real Property is in compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. § 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all laws with respect to zoning, building, fire, safety, health codes and sanitation. Neither Sellers nor the Acquired Companies have received notice of nor have Knowledge of, any condition currently or previously existing on the Company Leased Real Property or the Company Owned Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Laws applicable to the Company Leased Real Property or the Company Owned Real Property if it were disclosed to the Governmental Authority having jurisdiction over the Company Leased Real Property or the Company Owned Real Property other than those (i) arising in the Ordinary Course of Business or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

(d)           Proceedings.  Neither Sellers nor the Acquired Companies have received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Knowledge of Sellers and the Acquired Companies, there are no such proceedings threatened, affecting any portion of the Company Leased Real Property or the

Company Owned Real Property.  Neither Sellers nor the Acquired Companies have received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Knowledge of Sellers and the Acquired Companies, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Company Leased Real Property or the Company Owned Real Property.

(e)           Use.  To the Knowledge of Sellers and the Acquired Companies, the current use of the Company Leased Real Property and the Company Owned Real Property does not violate any instrument of record or agreement affecting the Company Leased Real Property or the Company Owned Real Property, and there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Authority having jurisdiction over any of the Company Leased Real Property or the Company Owned Real Property, or the use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Company Leased Real Property or the Company Owned Real Property.

(f)            Improvements.  All buildings and other improvements included within the Company Leased Real Property and the Company Owned Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Knowledge of Sellers and the Acquired Companies, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof. With respect to the Company Improvements, the Acquired Companies have all rights of access that are reasonably necessary for the operation of its respective businesses.

(g)           Permits.  All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Company Real Property Permits”) of all Governmental Authorities having jurisdiction over the Company Leased Real Property or the Company Owned Real Property, have been lawfully issued to the Acquired Companies to enable the Company Leased Real Property and the Company Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used and are, as of the date hereof, in full force and effect.  Neither Sellers nor the Acquired Companies have received, or been informed by a third party of the receipt of any written notice that would be reasonably likely to cause a Material Adverse Effect to the Acquired Companies from any Governmental Authority having jurisdiction over the Company Leased Real Property or the Company Owned Real Property, or threatening a suspension, revocation, modification or cancellation of any Company Real Property Permit or requiring any remediation in connection with maintaining any Company Real Property Permit.

(h)           Liability.  The Acquired Companies have no liability of any kind (except for liabilities that may arise as a result of indemnification obligations with respect to environmental matters) related to the closing of any real property with respect to which the Acquired Companies terminated any leasehold or subleasehold interest.

(i)            Options.  The Acquired Companies are not obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Leased Real Property or the Company Owned Real Property, or any portion thereof or interest therein.

(j)            Foreign Person.  None of the Persons comprising Sellers is a “foreign person” within the meaning of Internal Revenue Code Section 1445.

(k)           Commitments.  Except as otherwise reflected on the Disclosure Schedule, no written or verbal commitments have been made by the Acquired Companies to any Governmental Authority or quasi-governmental authority, utility company, school board, church or other religious body, or any owners association, or to any other organization, group, or individual, relating to the Facilities which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Facilities, or which may materially and adversely affect the Facilities or may materially increase the cost of the development, use or sale of the Facilities.

4.10         Notes and Accounts Receivable.  All notes and accounts receivable of the Acquired Companies that are reflected on the Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Except as set forth on Section 4.10 of the Disclosure Schedule, the Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements.  Subject to such reserves as reflected on the Financial Statements, as adjusted in the Acquired Companies’ books in the Ordinary Course of Business for the passage of time between the date of the Financial Statements through the Closing Date, each of the Accounts Receivable either has been or will be collected in full, without any set-off, in the Ordinary Course of Business.  There is no contest, claim, or right of set-off under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Sellers have provided `a complete and accurate list of all Accounts Receivable as of the Interim Financial Statements Date, which list sets forth the aging of such Accounts Receivable.  The entire amount shown on the Interim Balance Sheet as “Costs in Excess of Billings” (a) represents costs incurred by the Acquired Companies which is, or will become billable, and when billed, will be collectible in the ordinary course of business subject to the same exceptions set forth above, subject to ordinary reserves for accounts receivable collection losses; (b) is subject to no counterclaim or set-off; and (c) is not in dispute, except as set forth in Section 4.10 of the Disclosure Schedule.

4.11         Inventory.  All inventory of the Acquired Companies, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in all material respects have been written off or written down to net realizable value in the Financial Statements.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

4.12         Taxes.

(a)           Filing of Tax Returns.  Each of the Acquired Companies has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all respects.  Except as set forth on Section 4.12(a) of the Disclosure Schedule, all Taxes due and owing by each of the Acquired Companies (whether or not shown on any Tax Return) have been paid.  Each of the Acquired Companies is not currently the beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by a Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(b)           Payment of Taxes.  The unpaid Taxes of the Acquired Companies did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements.  Each of the Acquired Companies has timely remitted all payroll taxes and has collected and remitted withholding taxes on all amounts required to be treated as compensation for all open years.  Since the date of the most recent Financial Statement, each of the Acquired Companies has not incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Audits, Investigations or Claims.  No deficiencies for Taxes against the Acquired Companies have been claimed, proposed or assessed by any Governmental Authority in writing.  There are no pending or, to the Knowledge of the Acquired Companies, Threatened audits, assessments or other Proceedings for or relating to any liability in respect of Taxes of the Acquired Companies, and there are no matters under discussion with any Governmental Authority, or Known to the Sellers or the Acquired Companies, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to the Acquired Companies.  The Acquired Companies have delivered or made available to Buyer complete and accurate copies of federal, state, local and foreign Tax Returns of each of Acquired Companies and their predecessors for all Tax years beginning after December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Acquired Companies or any predecessors, and any correspondence with any Governmental Authorities regarding liability for Taxes, since December 31, 2005.  No statute of limitations in respect of any Tax (including for assessment of collection of any Tax) of the Acquired Companies has been waived or extended.

(d)           Liens.  There are no liens for Taxes, other than Taxes not yet due and payable, on any assets of the Acquired Companies.

(e)           Tax Elections.  Except as set forth on Section 4.12(e) of the Disclosure Schedule, each of the Acquired Companies (i) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (as such provisions were in effect prior to repeal) apply to any disposition of the assets of any of the Acquired Companies; (ii) has not agreed, or is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, or is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired or does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under the Code; (v) has not made or will not make a consent dividend election under Section 565 of the Code; or (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

(f)            Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Acquired Companies, and, after the Closing Date, the Acquired Companies shall not be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods on or prior to the Closing Date.

(g)           Other Entity Liability.  The Acquired Companies have not been a member of an affiliated group filing a consolidated federal income Tax Return.  The Acquired Companies have no Liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)           No Withholding.  The Acquired Companies have withheld or collected, and paid and reported all material Taxes required to have been withheld, collected or paid in connection with amounts paid or owing to, or received from, any employee, independent contractor, creditor, stockholder or other third party.  The transaction contemplated herein is not subject to the tax withholding provisions of the Code or under any other provision of applicable Law.

(i)            Permanent Establishment.  Except as set forth on Section 4.12(i) of the Disclosure Schedule, the Acquired Companies neither have nor had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j)            Disallowance of Interest Deductions.  None of the outstanding indebtedness of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable Law.

(k)           Tax Shelters.  The Acquired Companies have not entered into any transaction identified as a “reportable transaction” for purposes of Code Section 6707A or Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) (or any predecessor provision).  If the Acquired Companies have entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Acquired Companies have either (i) “substantial authority” (within the meaning of Code Section 6662(d)) for the tax treatment of such transaction or (ii) in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l)            No Power of Attorney.  There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Acquired Companies in connection with any Tax, Tax Return or Proceeding relating to any Tax.

(m)          No Outstanding Rulings.  There is no outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information with or by any Governmental Authority relating to the Acquired Companies, their income, assets or business, or any Tax, Tax Return or Proceeding relating to any Tax.

(n)           Post-Closing Tax Periods.  The Acquired Companies will not be required to include any item of income or exclude any item of deduction for any Post-Closing Tax Period as a result of (a) intercompany transactions or excess loss accounts, (b) installment sale, open transaction or use of a completed contract method of accounting with respect to any transaction that occurred on or prior to the Closing Date or (c) prepaid amounts received on or prior to the Closing Date.

(o)           Deemed Ownership.  None of the assets of the Acquired Companies is required to be treated as being owned by another Person for income tax purposes.

(p)           No Exchanges.  During the last two years, the Acquired Companies have not engaged in any exchange under which gain realized on the exchange was not recognized under Code Section 1031 (or any similar provision of applicable state, local or foreign Law).

(q)           No Spin Off.  The Acquired Companies have not constituted a “distributing corporation” or a “controlled corporation” under Code Section 355 (or any similar provision of applicable state, local or foreign Law) in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e) or similar Law) with any transaction contemplated by this Agreement.

(r)            No Special Status.  The Acquired Companies are not nor have they ever been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), a “foreign personal holding company” (within the meaning of Code Section 552), a “passive foreign investment company” (within the meaning of Code Section 1297), or a United States Real Property Holding Corporation (within the meaning of Code Section 897).

(s)           Section 482.  All transactions between the Acquired Companies and any other person that is owned or controlled by the same interests (within the meaning of Code Section 482 and the regulations thereunder) have been at arm’s length (within the meaning of such provisions).

(t)            No Deferred Gain.  The Acquired Companies will not be required to include any item of income, or exclude any item of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law), (ii) installment sale, open transaction or use of a completed contract method of accounting with respect to any transaction that occurred on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

4.13         Employee Benefits.

(a)           List of Plans; Absence of Certain Arrangements.  Section 4.13(a) of the Disclosure Schedule lists each Employee Plan and the Seller or the Acquired Companies that maintains or sponsors such Employee Plan.  No Employee Plan (i) is or was a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) is or was subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and (iii) provides retiree or post-employment benefits (including, without limitation, medical, disability or life insurance, or other welfare benefits) to any person, except as required by Applicable Law.  Except as set forth in Section 4.13(a) of the Disclosure Schedule, no Employee Plan is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and neither the Acquired Companies nor any ERISA Affiliate of the Acquired Companies is required to, or has ever been required to, contribute to or provide benefits under any such Employee Plan, fund or organization or has any Liability or obligation under any such Employee Plan, fund or organization.  With respect to each Employee Plan, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of such Employee Plan, or the termination of the participation in any such Employee Plan by the Acquired Companies or any ERISA Affiliate of the Acquired Companies.

(b)           No Commitments; Ability to Amend.  Neither the Acquired Companies nor any ERISA Affiliate of the Acquired Companies has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Acquired Companies (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Acquired Companies (with respect to their relationship with such entities).  Each Employee Plan can be amended, terminated or otherwise discontinued immediately after the Closing in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event).

(c)           No Other Liability.  The Acquired Companies are not subject to any Liability, tax or penalty with respect to any Employee Plan under ERISA, the Code or any other Applicable Law, and neither any Sellers nor the Acquired Companies have any Knowledge of any circumstances which reasonably might result in any such Liability, tax or penalty.  No event has occurred and no condition exists that could subject the Acquired Companies, by reason of their affiliation with any ERISA Affiliate of the Acquired Companies, to any Liability, Tax or penalty with respect to any Employee Plan under ERISA, the Code or other Applicable Law, and neither any Seller nor the Acquired Companies have any Knowledge of any circumstances which reasonably might result in any such Liability, Tax or penalty.

(d)           Tax Qualification; General Compliance.  Each Employee Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.  Each Employee Plan has been administered and maintained in compliance in all respects in accordance with its terms and with ERISA, the Code and all other Applicable Laws.  All contributions required to be made under the terms of any Employee Plan as of the date of this Agreement have been timely made in accordance with the terms of such Employee Plan, ERISA, the Code and all other Applicable Laws, or if not yet due, have been properly reflected on the Financial Statements.

(e)           Fiduciary Duties and Prohibited Transactions.  Neither the Acquired Companies nor any plan fiduciary of any Employee Plan which covers or has covered employees or former employees of the Acquired Companies or any ERISA Affiliate of the Acquired Companies, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.  The Acquired Companies have not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan (or other employee benefit plan subject to ERISA).  The Acquired Companies have no Liability under Section 502 of ERISA.  Neither the Acquired Companies nor any ERISA Affiliate of the Acquired Companies has incurred any excise tax under Chapter 43 of the Code.

(f)            No Acceleration; Code Section 280G.  No Employee Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of the Acquired Companies, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code).  Except as set forth on Section 4.13(f) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of the Acquired Companies to any Employee Plan, or to any present or former employee, officer, director, shareholder, contractor or consultant of the Acquired Companies or any of their dependents, or any other person, (ii) be an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant of the Acquired Companies or any of their dependents, or any other person, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of the Acquired Companies or any of their dependents, or any other person.

(g)           COBRA; HIPAA.  The Acquired Companies and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.  Neither the Acquired Companies nor any ERISA Affiliate have incurred any Liability under Section 4980B of the Code.

(h)           Litigation.  Other than routine claims for benefits under the Employee Plans, there are no pending or, to the Knowledge of Sellers or the Acquired Companies, Threatened actions or proceedings against any Employee Plan, the fiduciaries or administrators of any of the Employee Plans, or any Sellers or the Acquired Companies with respect to any Employee Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Employee Plan or any other person whomsoever.  Neither Sellers nor the Acquired Companies has any Knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

(i)            Code Section 409A.  Except as set forth in Section 4.13(i) of the Disclosure Schedule, no payment or benefit provided or to be provided under to an Employee Plan to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  Each Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2007 through the date hereof.

(j)            Deductibility of Payments.  There is no contract, agreement, plan or arrangement covering any employee or former employee of the Acquired Companies (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Acquired Companies of any amount that is not deductible by the Acquired Companies under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable.

4.14         Compliance With Legal Requirements.  The Acquired Companies are in compliance with all Laws (other than Environmental, Health, and Safety Laws which are the subject of Section 4.20) that are applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Acquired Companies of, or a failure on the part of the Acquired Companies to comply with, any Law (other than Environmental, Health, and Safety Laws).  The Acquired Companies have not received any notice, charge, complaint, claim, demand or other communication (whether oral or written) from any Governmental Authority with respect to any action, suit, Proceeding, hearing or investigation by such Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law (other than Environmental, Health, and Safety Laws), except (a) as has already been resolved with no fine or penalties, (b) with respect to which all fines and penalties have been paid or otherwise satisfied in full or are reserved for on the Financial Statements or (c) as is being disputed in good faith and listed on Section 4.14 of the Disclosure Schedule.  Section 4.14 of the Disclosure Schedule lists all notices, charges, complaints, claims, demands or other communications (whether oral or written) from any Governmental Authority with respect to any action, suit, Proceeding, hearing or investigation by such Governmental Authority regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law (other than Environmental, Health, and Safety Laws)  that have been received since December 31, 2004.

4.15         Licenses and Permits.  Section 4.15 of the Disclosure Schedule contains a complete and accurate list of all material Licenses and Permits.  The Acquired Companies own or possess such respective Licenses and Permits free and clear of any Encumbrances, claims or Liabilities.  Such Licenses and Permits are in full force and effect and there are no proceedings pending or Threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The Acquired Companies have not violated any such Licenses and Permits, and the Acquired Companies are in compliance in all material respects with all such Licenses and Permits.  The Acquired Companies have not received any notice to the effect that (a) the Acquired Companies are is not in compliance with, or is in a violation of, any such Licenses and Permits or (b) any currently existing circumstances are likely to result in a failure of the Acquired Companies to comply with, or in a violation by the Acquired Companies of, any such Licenses and Permits.  Such Licenses and Permits included on Section 4.15 of the Disclosure Schedule constitute all of the licenses, approvals, consents, franchises and permits necessary to permit the Acquired Companies to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted.  All such Licenses and Permits are renewable by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and such Licenses and Permits will not be subject to suspension, modification or revocation or require any consent to transfer the same in connection with the completion of the transactions contemplated by this Agreement.

4.16         Legal Proceedings.  Section 4.16 of the Disclosure Schedule sets forth a true and complete list of all Proceedings that have been filed and served on the Acquired Companies or of which the Acquired Companies has received written notice, as a party or as to which the property or assets of the Acquired Companies may be bound, or to the Knowledge of Sellers and the Acquired Companies, Threatened, as of the date hereof, including reasonable detail regarding the current status of such matters with respect to matters that have a potential Liability to the Target of more than $50,000.  There are no such matters that are not disclosed on Section 4.16 of the Disclosure Schedule, nor is there any Order outstanding against the Acquired Companies.  To the Knowledge of Sellers and Acquired Companies, other than as disclosed in Section 4.16 of the Disclosure Schedule, no facts or circumstances exist that could reasonably be expected to result in any Proceedings being brought against the Acquired Companies.

4.17         Absence of Certain Changes and Events.

(a)           Financial Changes.  Except for incurring the expenses, making the payments and distributions, or the other transactions contemplated in or by this Agreement, since the Interim Financial Statements Date, and except as set forth on Section 4.17(a) of the Disclosure Schedule, (i) the Acquired Companies have conducted their business in the Ordinary Course of Business and have not incurred any material Liability, except in the Ordinary Course of Business; (ii) there have not been any changes in the business, financial condition, Liabilities, assets, technology, Intellectual Property rights, employee relations, customer relations, supplier relations, manufacturer relations or distributor relations, or results of operations of the Acquired Companies that have had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Companies, (iii) there has not been any declaration, setting aside or payment of any dividend, other distribution (whether in cash, stock or property), redemption or repurchase with respect to any shares of the Acquired Companies; (iv) there has not been any split, combination or reclassification of any common stock of the Acquired Companies or any issuance or commitment to issue or the authorization of any issuance of any capital stock or other equity interests of the Acquired Companies or other securities convertible into, in exchange or in substitution for any shares of capital stock or other equity interests of the Acquired Companies; (v) there has not been (A) any granting by the Acquired Companies to any employee of the Acquired Companies of any increase in compensation, other than in the Ordinary Course of Business, (B) any granting by the Acquired Companies to any such employee of any increase in severance or termination pay, (C) any entry by the Acquired Companies into any employment, severance or termination agreement, policy or arrangement with any employee other than in the Ordinary Course of Business, or (D) any transaction with any Seller, or a director or employee of the Acquired Companies, other than in the Ordinary Course of Business; (vi) there has not been any change in accounting methods, principles or practices by the Acquired Companies affecting their assets, Liabilities or business, except insofar as may have been required by a change in GAAP, and (vii) the Acquired Companies have paid all of their liabilities and other obligations on a timely basis which shall include payment consistent with prior payment policies of the Acquired Companies for similar obligations and liabilities.

(b)           Accounting Changes.  Except for the transactions contemplated in this Agreement and except as set forth on Section 4.17(b) of the Disclosure Schedule, since the Interim Financial Statements Date, the Acquired Companies have not (i) sold, transferred, leased, licensed, pledged or mortgaged or agreed to sell, transfer, lease, license, pledge, or mortgage any assets, property or rights (including without limitation Intellectual Property) in excess of $100,000 individually or $500,000 in the aggregate, other than sales or disposition of inventories in the Ordinary Course of Business, or cancelled, waived or compromised or agreed to cancel, waive or compromise, any debts, claims or rights in excess of $100,000 in the aggregate; (ii) made any material change in any method of management or operation; (iii) (A) made any new, or made a change in any, material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, (B) made a material change in any annual Tax accounting period, (C) adopted or changed any material method of Tax accounting, (D) filed any amended material Tax Return, (E) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, (F) surrendered any right to claim a material Tax refund or credit, or (G) consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; (iv) transferred, exchanged or exclusively licensed any of its Intellectual Property, or had any other material developments related to its Intellectual Property; (v) issued or committed to issue any capital stock or any securities convertible into capital stock; (vi) made any capital expenditure(s) in excess of, or purchased or acquired capital assets costing in excess of, approximately $150,000, in the aggregate; (vii) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any other Person; (viii) suffered any damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance) which has had or would reasonably be likely to have a Material Adverse Effect; (ix) lost the employment services of any employee whose annual salary exceeded $150,000; (x) made any loan or advance to any Person, other than travel and other similar routine advances to employees in the Ordinary Course of Business; (xi) entered into any agreements, commitments or contracts, except those made in the Ordinary Course of Business; or (xii) entered into any agreement or commitment to do any of the foregoing.

4.18         Contracts; No Defaults.

(a)           Contracts.  Section 4.18(a) of the Disclosure Schedule contains a complete and accurate list of the following written contracts and agreements, and any amendments, modifications or supplements thereto as of the date hereof (“Contracts”), to which the Acquired Companies are a party:

(i)            any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property by the Acquired Companies of an amount or value in excess of $500,000;

(ii)           any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property to the Acquired Companies of an amount or value in excess of $500,000;

(iii)          any contract or agreement that was not entered into in the Ordinary Course of Business;

(iv)          any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v)           any licensing agreement or other contract with respect to the Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi)          any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees including renewals or extensions;

(vii)         any contract or agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing severance benefits in excess of one month’s base salary;

(viii)        any contract or agreement between the Acquired Companies and a Seller or any of its Affiliates;

(ix)           any joint venture agreement, partnership agreement or similar contract or agreement;

(x)            any contract or agreement containing covenants that in any way purport to restrict the business activity of the Acquired Companies or any Affiliate of the Acquired Companies or limit the freedom of the Acquired Companies or any Affiliate of the Acquired Companies to engage in any line of business or to compete with any Person;

(xi)           any contract or agreement providing for commissions or payments to or by any Person based on sales, purchases or profits;

(xii)          any power of attorney that is currently effective and outstanding;

(xiii)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, termination, severance, change of control or other agreement, plan or arrangement for the benefit of the Acquired Companies’ current or former managers, directors, officers and employees;

(xiv)        any contract or agreement under which the Acquired Companies have advanced or loaned any amount to any of its managers, directors, officers or employees;

(xv)         any contract or agreement (or group of related contracts or agreements) under which the Acquired Companies have created, incurred, assumed or guaranteed any indebtedness for borrowed money or other Liability or obligation, or any capitalized lease obligation;

(xvi)        any written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Acquired Companies;

(xvii)       any other contract or agreement under which the consummation of the transactions consummated by this Agreement would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of another party thereunder; and

(xviii)      any other contract or agreement (or group of related contracts or agreements) the performance of which involves consideration in excess of $1,000,000.

(b)           No Defaults.  Except as set forth on Section 4.18(b) of the Disclosure Schedule, none of the Acquired Companies is a party to, or is otherwise bound by, any oral contract or agreement that (i) has any continuing obligation of the Acquired Companies or (ii) is not terminable by the Acquired Companies without notice and without penalty.

Sellers have delivered or made available to Buyer (A) a correct and complete copy of each written Contract listed in Section 4.18(a) of the Disclosure Schedule or (B) a written summary setting forth the terms and conditions of each oral Contract referred to in Section 4.18(b) of the Disclosure Schedule.  With respect to each such Contract: (1) the Contract is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (2) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (3) the Acquired Companies are not, and to Sellers’ Knowledge the Acquired Companies’ Knowledge no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the Contract; and (4) no party has repudiated any provision of the Contract.  The Acquired Companies have not received any notice of termination with respect to any Contract.

(c)           Work-in-Process.  Except as set forth on Section 4.18(c) of the Disclosure Schedule or as set forth in this Section 4.18(c), (i) all work-in-process and contracts underway (“Work-In-Process”) constitute work performed pursuant to fully executed written contracts or sales orders taken in the Ordinary Course of Business, (ii) neither the Acquired Companies nor any such customer has been declared to be in default or is in breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (iv) all Work-In-Process is being conducted pursuant to fully executed written contracts, orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted except for the Oral Agreements; and (v) all Work-In-Process (which as of the date hereof reflects Work-In-Process as of the date of the Interim Financial Statements) could be completed in compliance with the contracts to which each such Work-In-Process relates if managed consistently with the past practices (during the past 12 months) of the Acquired Companies (and in compliance with construction industry standards and good construction practices) without, to Sellers’ Knowledge, resulting in a Material Adverse Effect.  With respect to any oral agreements set forth on Section 4.18(c) of the Disclosure Schedule (“Oral Agreements”): (A) all Work-In-Process pursuant to such Oral Agreements constitute work performed pursuant thereto or oral sales orders taken in the Ordinary Course of Business, from regular customers of the Acquired Companies; (B) neither the Acquired Companies nor any such customer has been declared to be in default or is in breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (C) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (D) all Work-In-Process is being conducted fully in accordance with and pursuant to such Oral Agreements, oral or written orders and oral or written change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted; and (E) all Work-In-Process pursuant to Oral Agreements set forth in the Disclosure Schedule (which as of the date hereof reflects Work-In-Process as of the date of the Interim Financial Statements) could be completed in compliance with the Oral Agreements to which each such Work-In-Process relates if managed consistently with the past practices of the Acquired Companies (and in compliance with industry standards and good practices) without, to Sellers’ Knowledge, resulting in a Material Adverse Effect.

4.19         Insurance.  Section 4.19 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, property, director and officer, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Acquired Companies on their businesses or employees since January 1, 2007.  All insurance coverage applicable to the Acquired Companies is in full force and effect, insures the Acquired Companies in reasonably sufficient amounts determined by the Acquired Companies in consultation with their insurance agents, against the Acquired Companies’ respective risks, provides coverage as may be required by any and all contracts or agreements that the Acquired Companies are party to and has been issued by insurers of recognized responsibility.  There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received except for such notices received in the ordinary course of policy expiration.  Except as disclosed on Section 4.19 of the Disclosure Schedule, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments.

4.20         Environmental, Health and Safety Matters.

(a)           Environmental, Health, and Safety Laws.  Except as set forth on Section 4.20(a) of the Disclosure Schedule and except as has been fully remediated such that the Acquired Companies have no remaining remediation obligations, the Acquired Companies are, and at all times have been, in compliance with, and have not been and are not in violation of or liable under, all applicable Environmental, Health, and Safety Laws and all applicable Licenses and Permits related to environmental, health and safety matters.

(b)           Orders or Notices.  Except as set forth on Section 4.20(b) of the Disclosure Schedule, neither Sellers nor the Acquired Companies have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental, Health, and Safety Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Companies have had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Companies, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c)           Restrictions.  Except as set forth on Section 4.20(c) of the Disclosure Schedule, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Liabilities or arising under or pursuant to any Environmental, Health, and Safety Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Companies have or had an ownership interest.

(d)           Violation.  Neither any Seller nor the Acquired Companies have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental, Health, and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller or the Acquired Companies have or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Companies, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(e)           Liabilities.  Except as set forth on Section 4.20(e) of the Disclosure Schedule, neither Sellers nor the Acquired Companies, nor any other Person for whose conduct they are or may be held responsible, have any Environmental, Health, and Safety Law Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Companies (or any predecessor), have or had an interest, or at any property adjoining the Facilities or any such other property or assets.

(f)            Hazardous Materials.  Except as set forth on Section 4.20(f) of the Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Properties, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part thereof, or incorporated into any structure therein or thereon.

(g)           Hazardous Activity.  Except as set forth on Section 4.20(g) of the Disclosure Schedule, neither Sellers nor the Acquired Companies, nor any other Person for whose conduct they are or may be held responsible, have permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Companies have or had an interest, except in full compliance with all applicable Environmental, Health, and Safety Laws.

(h)           Release of Hazardous Materials.  Except as set forth on Section 4.20(h) of the Disclosure Schedule, there has been no Release or Threatened Release of any Hazardous Materials at or from (i) any Facilities owned in whole or in part by Sellers or Acquired Companies and/or their Affiliates or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Companies have or had an ownership interest, or any adjoining property, whether by Sellers, the Acquired Companies, or any other Person, (ii) to Sellers’ and the Acquired Companies’ Knowledge from any Facility leased by the Acquired Companies, or (iii) to Sellers’ and the Acquired Companies’ Knowledge any other Person, for which Seller or the Acquired Companies have Environmental, Health, and Safety Law Liabilities.

(i)            Transport of Hazardous Materials.  Except as set forth on Section 4.20(i) of the Disclosure Schedule, neither Sellers nor the Acquired Companies have transported or arranged for the transport of Hazardous Materials which to the Knowledge of Sellers or the Acquired Companies have or may become the subject of any environmental action under any Environmental, Health, and Safety Law.

(j)            Reports.  Sellers and the Acquired Companies have delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Acquired Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Acquired Companies, or any other Person for whose conduct they are or may be held responsible, with Environmental, Health, and Safety Laws.

4.21         Employees and Labor Matters.

(a)           Termination of Employment.  To the Knowledge of Sellers and the Acquired Companies, no executive, key employee, or group of employees has any plans to terminate employment with the Acquired Companies.  Except as disclosed in Section 4.21(a) of the Disclosure Schedule, to the Knowledge of Sellers and the Acquired Companies, no employee has any claim, or basis for any claim, against the Acquired Companies that would reasonably be expected to result in a material Liability of the Acquired Companies.

(b)           Employees.  Section 4.21(b) of the Disclosure Schedule contains a list of (i) all full, part-time and hourly employees of the Acquired Companies as of a date not more than ten (10) days prior to the date of this Agreement (the “Employees”), (ii) all consultants and other independent contractors to the Acquired Companies who have rendered services material to the business of the Acquired Companies within the last twelve (12) months, and (iii) the directors, executive officers and any advisory board members of the Acquired Companies, if any, including an organizational chart of each.  Section 4.21(b) of the Disclosure Schedule also sets forth for each Employee the following information as of a date not more than ten (10) days prior to the date of this Agreement: (A) title (if manager level or above), (B) base or hourly compensation, (C) accrued and unused vacation and sick pay (to the extent such vacation and sick pay constitutes an obligation which will be due and payable upon termination of such employee), (D) any severance obligation of the Acquired Companies which may result upon consummation of the transactions contemplated by this Agreement, and (E) bonuses paid or accrued with respect to the current fiscal year in the aggregate for all Employees.  Except as set forth on Section 4.21(b) of the Disclosure Schedule, and except as provided by Law, the employment of all persons presently employed or retained by the Acquired Companies is terminable at will.

(c)           Labor Disturbances.  Since January 1, 2007, the Acquired Companies have not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the Knowledge of Sellers and the Acquired Companies, Threatened.  To the Knowledge of Sellers and the Acquired Companies, (i) there are no organizational efforts presently being made or Threatened by or on behalf of any labor union with respect to any Employees, and (ii) since January 1, 2007, no union or other labor organization has attempted to organize any current or former employees of the Acquired Companies.  Neither Sellers, the Acquired Companies nor to their Knowledge any of the ERISA Affiliates are or were a party to any collective bargaining agreement.

(d)           Claims.  Except as disclosed in Section 4.21(d) of the Disclosure Schedule, there are no claims, controversies, labor disturbances, investigations, Proceedings or complaints pending or, to Knowledge of Sellers and the Acquired Companies, Threatened, by any Governmental Authority, any Employees, any party or parties representing any of such Employees, or any former employer of a current Employee, against the Acquired Companies before any court, arbitrator or other tribunal.  There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Acquired Companies involving employees now or previously employed by the Acquired Companies that would have a Material Adverse Effect, nor, to the Knowledge of Sellers and the Acquired Companies, do any facts or circumstances exist that could provide a reasonable basis for the same.

(e)           WARN Act.  There has not been with respect to the Acquired Companies (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility.  None of the employees of the Acquired Companies has suffered an “employment loss” (as defined in the WARN Act or any similar state, local or foreign Law) during the ninety-day period prior to the date of this Agreement.

4.22         Intellectual Property.

(a)           Use of Intellectual Property.  The Acquired Companies owns or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or used in the operation of the businesses of the Acquired Companies as presently conducted.  Each item of Intellectual Property owned or used by the Acquired Companies immediately prior to the Closing hereunder will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing hereunder.  The Acquired Companies have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that they own or use.

(b)           Infringement.  The Acquired Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the managers, directors, officers and employees of the Acquired Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Acquired Companies must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of Sellers and the Acquired Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.

(c)           Patents.  Section 4.22(c) of the Disclosure Schedule identifies each patent, if any, and each registration which has been issued to the Acquired Companies with respect to any of their Intellectual Property, identifies each pending patent application, if any, and each application for registration which the Acquired Companies have made with respect to any of their Intellectual Property, and identifies each license, agreement, or other permission which the Acquired Companies have granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Sellers have delivered or made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Section 4.22(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Acquired Companies in connection with their business.  With respect to each item of Intellectual Property required to be identified in Section 4.22(c) of the Disclosure Schedule:

(i)            the Acquired Companies possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or Threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          the Acquired Companies have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except for boilerplate indemnification and hold harmless provisions in software licensing agreements for the use of generic software.

(d)           Third Party Intellectual Property.  Section 4.22(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Acquired Companies use pursuant to license, sublicense, agreement, or permission.  Sellers have delivered or made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Section 4.22(d) of the Disclosure Schedule:

(i)            the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)          no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)          no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)          the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is Threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)        the Acquired Companies have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)           Conflict.  To the Knowledge of Sellers and the Acquired Companies, the Acquired Companies will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Acquired Companies’ business as presently conducted.

4.23         Certain Payments.  Neither the Acquired Companies nor any director, officer, agent or employee of the Acquired Companies, or to the Knowledge of Sellers and the Acquired Companies, any other Person associated with or acting for or on behalf of the Acquired Companies, has directly or indirectly (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Acquired Companies or any Affiliate of the Acquired Companies, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

4.24         Affiliated Transactions and Certain Other Agreements.

(a)           Affiliates.  Section 4.24(a) of the Disclosure Schedule sets forth a list of those persons and entities who are “affiliates” of the Acquired Companies within the meaning of Rule 145 promulgated under the Securities Act or for purposes of Accounting Series Releases 130 and 135 of the SEC.

(b)           Arrangements with Officers, Employees, Directors and Stockholders.  Other than as set forth on Section 4.24(b) of the Disclosure Schedule with reasonable detail, including the names of parties involved and a description of the disclosed transaction, (i) there are no agreements or Liabilities between the Acquired Companies, on the one hand, and any officer, employee, director, stockholder of the Acquired Companies or the Acquired Companies’ Affiliates, on the other hand, (ii) the Acquired Companies do not provide or cause to be provided any assets, services or facilities to any such officer, employee, director or stockholder of the

Acquired Companies or the Acquired Companies Affiliate; (iii) no officer, employee, director or stockholder of the Acquired Companies or the Acquired Companies’ Affiliates provides or causes to be provided any assets, services or facilities to the Acquired Companies; and (iv) the Acquired Companies do not beneficially own, directly or indirectly, any investment assets of any current or former officer, employee, director or stockholder of the Acquired Companies or the Acquired Companies’ Affiliates.

(c)           Arm’s-Length Transactions.  Each of the agreements and Liabilities listed in Section 4.24(b) of the Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Acquired Companies than if such agreement or liability was entered into or incurred on an arm’s-length basis on competitive terms.

4.25         Customer and Supplier Relationships.

(a)           Top Customers.  Section 4.25(a) of the Disclosure Schedule lists the ten (10) largest customers of each of the Acquired Companies for the fiscal years ended March 31, 2009 and March 31, 2010 and for the five months ending August 31, 2010.  To the Knowledge of Sellers and the Acquired Companies, except as set forth on Section 4.25(a) of the Disclosure Schedule, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such customer or group of customers of the Acquired Companies or have a Material Adverse Effect on the relationship of the Acquired Companies with such a customer or group of customers.

(b)           Top Suppliers.  Section 4.25(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Acquired Companies for the fiscal years ended March 31, 2009 and March 31, 2010 and for the five months ending August 31, 2010.  To the Knowledge of Sellers and the Acquired Companies, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such supplier or group of suppliers of the Acquired Companies or have a Material Adverse Effect on the relationship of the Acquired Companies with such a supplier or group of suppliers.

4.26         Surety Bonds.

(a)           Bonds.  The Acquired Companies have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with its operations.  Section 4.26(a) of the Disclosure Schedule contains a true and complete list of all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by the Acquired Companies in connection with their operations (collectively, the “Surety Bonds”) including the name of each surety and the cost of completion as of July 20, 2010, for the project or job secured by such Surety Bond.  In addition, any new deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) since April 1, 2010 and up to the Closing Date are listed on Section 4.26(a) of the Disclosure Schedule.

(b)           Compliance.  Except as disclosed in Section 4.26(b) of the Disclosure Schedule, the Acquired Companies are in compliance with all Surety Bonds applicable to them, and the operation of Acquired Companies’ business and the state of reclamation with respect to the Surety Bonds are current or in deferred status regarding reclamation obligations and otherwise is in compliance with all applicable reclamation and other applicable Law.

4.27         Customer Assets.  The Acquired Companies have sole custody and control of and maintain adequate insurance coverage (directly or as an additional insured on customer policies) on all materials, supplies, parts or other assets delivered to the Acquired Companies by or on behalf of their customers for use in connection with projects the Acquired Companies undertake for such customers (the “Customer Assets”).  No material amount of the Customer Assets has been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by the Acquired Companies and the Acquired Companies have not received notice of any claim, loss or damage related to the Customer Assets.

4.28         Brokers or Finders.  Except as disclosed in Section 4.28 of the Disclosure Schedule, the Acquired Companies and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

4.29         Full Disclosure.  No representation or warranty of Sellers or the Acquired Companies in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Sellers or the Acquired Companies that has specific application to the Acquired Companies (other than general economic or industry conditions) and that materially adversely affects, or materially threatens, the assets, business, prospects, financial condition or results of operations of the Acquired Companies that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5), except where such representations and warranties expressly relate to an earlier date (in which case they were correct and complete as of such earlier date) and except as set forth on the Disclosure Schedule delivered by Buyer to Sellers on the date hereof (the “Buyer Disclosure Schedule”).

Any matter set forth in a section of the Buyer Disclosure Schedule with respect to a particular representation and warranty in this Agreement shall be deemed an exception to any other representations and warranties in this Agreement to which it may relate provided the disclosure is in sufficient detail to enable a reasonable person to identify such other representations and warranties to which such information is responsive.  Failure to provide a cross-reference from one section of the Buyer Disclosure Schedule to other applicable sections of the Buyer Disclosure Schedule shall not, however, in and of itself be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such section of the Buyer Disclosure Schedule applies to other representations or warranties contained in this Agreement.

5.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under its contracts.  Buyer is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify and be in good standing would not have a Buyer Material Adverse Effect.  Buyer has delivered or made available to Sellers correct and complete copies of the Organizational Documents of Buyer, as amended to date and currently in effect.  Buyer is not in default under or in violation of any provision of its Organizational Documents.

5.2           Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Any and all corporate acts and other proceedings necessary for the due and valid authorization, execution, delivery and performance by Buyer of this Agreement and the exhibits and schedules hereto and the consummation by Buyer of the transactions contemplated hereby have been validly and appropriately taken. Buyer has delivered or made available to Buyer an executed copy of all actions by Buyer’s board of directors or other corporate authority performing similar functions necessary to approve this Agreement and the transactions contemplated herein.  This Agreement and the exhibits and schedules hereto have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except where such enforceability may be limited to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.

5.3           Noncontravention.  Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Buyer, or (ii) any resolution adopted by the board of directors (other corporate authority performing similar functions) or stockholders (or other equity owners) of Buyer; or

(b)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract in which Buyer is a party; or result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer.

5.4           SEC Documents; Buyer Financial Statements.  Buyer has made available to Target and Sellers a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) and definitive proxy statement filed by Buyer with the SEC since December 31, 2007 (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document.  The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

5.5           Brokers’ Fees.  Buyer and its agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

ARTICLE 6

CLOSING CONDITIONS; TERMINATION

6.1           Closing Conditions of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Buyer:

(a)           Representations, Warranties and Covenants of Sellers; No Material Adverse Effect.  All of the representations and warranties made by Sellers or the Acquired Companies in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been true and correct in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date, as if made on the Closing Date (except where a specific date is provided in the representation and warranty) without giving any effect to any supplement to the Disclosure Schedule.  Each of the Sellers’ representations and warranties in Sections 4.6, 4.17 and 4.29 must have been accurate in all respects as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule.  Sellers and the Acquired Companies shall have performed and complied with all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(b)           No Injunction or Proceeding.  No action or proceeding shall be pending before any Governmental Authority (i) to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or (ii) which if adversely decided would have a Material Adverse Effect.  No Governmental Authority shall have enacted, issued or promulgated any statute, rule, regulation or Order that would enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect.  All consents of, filings and registrations with, and notifications to the FTC and DOJ, as required by the HSR Act, required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(c)           Consents and Approvals.  All filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement, shall have been obtained in a form reasonably satisfactory to Buyer.

(d)           NASDAQ Listing.  The shares of Buyer Common Stock issuable to the Sellers pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

(e)           Sellers’ Closing Deliveries.  Sellers shall deliver, or cause to be delivered, to Buyer at the Closing the following:

(i)            a certificate, executed by an executive officer of Target, certifying as to the satisfaction of Section 6.1(a) above as it applies to the Acquired Companies;

(ii)           copies of all filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement, certified by an officer of Seller;

(iii)          written documentation in a form satisfactory to Buyer evidencing all consents, approvals and waivers listed in Section 4.4 of the Disclosure Schedule have been obtained;

(iv)          a duly executed assignment document transferring the Shares from Sellers to Buyer in a form reasonably acceptable to Buyer;

(v)           the Noncompetition Agreement in the form attached hereto as Exhibit C (the “Noncompetition Agreements”), duly executed by each Seller;

(vi)          the Employment Agreements in the form attached hereto as Exhibit D (the “Employment Agreements”) duly executed by the Key Employees;

(vii)         a release in the form of Exhibit E executed by each Seller (the “Sellers’ Releases”);

(viii)        the Subordination Agreements in the form of Exhibit G attached hereto, duly executed by Seller;

(ix)           a legal opinion from Target’s counsel(s) dated as of the Closing Date in the form attached hereto as Exhibit H-1;

(x)            legal opinions from Sellers’ counsel(s) dated as of the Closing Date in the form attached hereto as Exhibit H-2;

(xi)           a certificate of non-foreign status, in the form set forth in Treasury Regulations Section 1.1445-2(b)(2), signed under penalties of perjury, duly executed by each Seller.  Each Seller understands that such certificate will be retained by Buyer and made available to Governmental Authorities upon request;

(xii)          subject to Section 8.16 with respect to Fortress, a certificate executed by each Seller representing and warranting to Buyer that each such Seller’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedules delivered by Sellers to Buyers prior to the Closing Date in accordance with Section 7.17 of this Agreement) and that all covenants and agreements to be performed prior to the Closing by such Seller have been performed; and

(xiii)         duly executed estoppels from all the landlords of the Company Leased Real Property described on Exhibit I-1 all in the forms delivered by Buyer to Sellers prior to the date of this Agreement.

(f)            Termination of UCC Fixture Filings.  All UCC fixture filings will be terminated and released at Closing.

(g)           Liquidation of Rocket Directional Drilling, Inc.  Rocket Directional Drilling, Inc. shall have liquidated and dissolved.

(h)           Acquisition of All Shares.  As the result of the Merger, Buyer will receive 100% of the Shares of the Surviving Corporation.

6.2           Closing Conditions of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Seller:

(a)           Representations, Warranties and Covenants of Buyer; No Material Adverse Effect.  (i) All of the representations and warranties made by Buyer in this Agreement (considered collectively) and each of these representation and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and (ii) Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date; and (iii) there has been no Material Adverse Effect as to the Buyer.

(b)           No Injunction or Proceeding.  No action or proceeding shall be pending before any Governmental Authority (i) to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or (ii) which if adversely decided would have a Material Adverse Effect or a Buyer Material Adverse Effect.  No Governmental Authority shall have enacted, issued or promulgated any statute, rule, regulation or Order that would enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect or a Buyer Material Adverse Effect.  All consents of, filings and registrations with, and notifications to the FTC and DOJ, as required by the HSR Act, required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(c)           Consents and Approvals.  All filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement shall have been obtained in a form reasonably satisfactory to Sellers.

(d)           SEC Compliance.  Immediately prior to Closing, Buyer shall be in compliance with the reporting requirements under the Exchange Act.

(e)           Release of Personal Guaranties.  To the extent any of the Sellers previously executed personal guaranties to secure obligations of any of the Acquired Companies, such guaranties shall have been terminated or in the event such guaranties cannot be terminated, Buyer shall execute a written indemnity of such Seller.

(f)            Buyer’s Closing Deliveries.  Buyer shall deliver to Sellers at the Closing the following:

(i)            the Closing Payment;

(ii)           the Buyer’s Closing Shares;

(iii)          the Note, duly executed by Buyer;

(iv)          a certificate, executed by an executive officer of Buyer, certifying as to the satisfaction of Section 6.2(a) above;

(v)           the Noncompetition Agreement, duly executed by Buyer;

(vi)          the Employment Agreements, duly executed by Buyer; and

(vii)         a legal opinion from Buyer’s counsel dated as of the Closing Date in the form attached hereto as Exhibit J.

6.3           Termination.

(a)           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual consent of Buyer and Sellers set forth in writing;

(ii)           by either Buyer or the Sellers if a Governmental Authority shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase of the Shares, which order, decree, ruling or other action is final and nonappealable;

(iii)          by Buyer, by written notice (the “Termination Notice”) to Sellers, if Buyer elects to exercise the Walk Away Right pursuant to Section 7.17 to terminate this Agreement;

(iv)          by Buyer pursuant to a Termination Notice if Buyer has elected pursuant to Section 7.17 to give Sellers the Cure Notice and Sellers or the Acquired Companies have not cured such breach within sixty (60) days of the date of the receipt of the Cure Notice or it is unable to be cured;

(v)           by Sellers by written notice to Buyer if Buyer has materially breached any representation, warranty, covenant, or agreement contained herein, and has not cured such breach within sixty (60) days after receipt of such notice or it is unable to be cured; or

(vi)          by either Buyer or Sellers by giving a Termination Notice of such termination to the other Party if, for any reason, the Closing shall not have occurred by December 31, 2010, unless the failure of the Closing to occur by December 31, 2010 shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe any covenants contained in Article 7.

(b)           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 6.3(a), all further obligations of the Parties under this Agreement shall terminate; provided that the obligations of the Parties contained in Section 6.3(c) below shall survive any such termination.

(c)           Expenses.  Without limiting the rights and remedies of any Party with respect to a breach of any other Party’s representations, warranties or covenants under this Agreement or any other document delivered in connection herewith, in the event the transactions contemplated by this Agreement shall not be consummated as a result thereof, the Parties hereto shall, bear their own respective cost and expenses as provided in Section 9.11.

ARTICLE 7
COVENANTS

The Parties agree as set forth in Sections 7.1 through 7.7 and Section 7.17 and 7.19 below with respect to the period prior to and on the earlier of the Closing Date or the termination of this Agreement and as set forth in Sections 7.8 through 7.16 and Section 7.18 below with respect to the period after the Closing Date.

7.1           No Inconsistent Action; Reasonable Effort.  The Parties shall not, directly or indirectly, take any action which is materially inconsistent with their respective obligations under this Agreement and will make a reasonable effort, subject to the terms and conditions of this Agreement, to consummate the transactions contemplated hereby no later than December 31, 2010.  Without limiting the foregoing, Sellers shall use commercially reasonable efforts to obtain, at their cost and expense prior to the Closing Date all filings, notices, approvals and consents or waivers necessary for the Acquired Companies and Sellers to consummate the transactions contemplated hereby.  Without limiting the foregoing, Buyer shall use commercially reasonable efforts to obtain, at its cost and expense prior to the Closing Date all filings, notices, approvals and consents or waivers necessary for Buyer to consummate the transactions contemplated hereby.

7.2           Access to Books and Records and Personnel.  Upon reasonable prior notice during normal business hours, Sellers shall make the books, accounts, inventory, personal property, records (financial and other), technical information, Contracts and other documents and information relating to the Acquired Companies and their businesses available for examination, audit and inspection by Buyer and its officers, employees, financial advisors, financing sources, consultants, accountants, attorneys and authorized representatives; provided, that such access is not unreasonably disruptive to Sellers or the Acquired Companies, their employees or their businesses and is conducted in such a mutually agreed manner so as to maintain the confidentiality of the discussions and transactions contemplated by this Agreement.  Sellers shall furnish or make available to Buyer as promptly as practicable such documents or copies thereof, and other information concerning the Acquired Companies and their business, including, without limitation, any financial and operating data or other periodic financial information, as Buyer shall, from time to time, reasonably request.  In addition, Sellers shall give Buyer reasonable access at mutually agreed upon times and places to such officers, managers, key employees, accountants, advisors and other representatives of the Acquired Companies as Buyer shall reasonably request.

7.3           Conduct of Business by the Acquired Companies Preclosing.  Between the date of this Agreement and the Closing Date, the Acquired Companies shall operate only in the Ordinary Course of Business and shall pay on a timely basis all of their liabilities and other obligations.  The Acquired Companies will use their commercially reasonable efforts to: (i) maintain in effect all Licenses and Permits which are necessary for the operation and management of its business as presently conducted, (ii) maintain, preserve and keep their tangible assets and properties in reasonable condition and repair (ordinary wear and tear excepted) and utilize such assets and properties only in the Ordinary Course of Business, and (iii) maintain good business relationships with material suppliers, customers, licensors, lessors and others having substantial business dealings with the Acquired Companies.  Except as otherwise expressly permitted by this Agreement, or as otherwise consented to or approved by Buyer in writing, the Acquired Companies shall not:

(a)           amend their Organization Documents, permit any redemption or repurchase of their shares, or take any limited liability company or other action if any such amendment or action would have an adverse effect on the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement;

(b)           create or incur any Encumbrance, or fail to take commercially reasonable action to discharge any involuntary Encumbrance, against or in respect of any material assets of the Acquired Companies, except as may be created or incurred in the Ordinary Course of Business;

(c)           (i) amend, terminate or fail to renew any material Contract, except in the Ordinary Course of Business where such amendment, termination or failure to renew would not be reasonably expected to result in a Material Adverse Effect, or (ii) materially default (or take or omit to take any action that, with or without the giving of notice or passage of time or both, would constitute a material default) under any material Contract;

(d)           enter into any new Contract, or make any proposal or offer to enter into a new Contract, with a value in excess of $100,000, except in the Ordinary Course of Business;

(e)           dispose of or permit to lapse any rights to the use of any material Intellectual Property;

(f)            except as set forth in this Agreement, dispose of, dividend or distribute any assets or properties outside of the Ordinary Course of Business;

(g)           fail to comply with any applicable Laws and Orders;

(h)           enter into any settlement agreement in excess of $100,000 that is binding on any of the Acquired Companies or its assets;

(i)            acquire (by merger, consolidation or acquisition of stock) any other Person or all or substantially all of the assets of any other Person;

(j)            incur any indebtedness in excess of $50,000, unless incurred in the Ordinary Course of Business;

(k)           grant, guarantee or endorse, or make any other accommodation or arrangement making the Acquired Companies responsible for, or their assets subject to, the Liabilities of (i) any other Person other than in the Ordinary Course of Business or (ii) Sellers or their Affiliates (other than the Acquired Companies);

(l)            make any change in tax or accounting practices or policies, except as required by GAAP;

(m)          allow the presently existing insurance coverage of the Acquired Companies to lapse, except where (i) such coverage is no longer reasonably available, or (ii) substitute coverage is secured;

(n)           except in accordance with past practices or pursuant to the terms of employment agreements, employee benefit plans, programs, arrangements or policies in effect on the date of this Agreement and except as disclosed on Section 7.3 of the Disclosure Schedule, grant any material increase in the salary or other compensation of, grant any material bonus to, or enter into any material transaction of any other nature with, any Employee;

(o)           take any action to institute any new severance, change of control or termination pay practices with respect to any Employees or to materially increase the benefits payable under the Acquired Companies’ severance or termination pay practices;

(p)           adopt or amend, in any material respect, except as may be required by applicable Law or Order, any collective bargaining, profit sharing, stock option, restricted stock, pension, retirement or deferred compensation plan;

(q)           make, permit to exist or commit to make any loans, advances or extensions of credit to or for the benefit of (i) any Person (other than Sellers or their Affiliates (other than the Acquired Companies)), other than in the Ordinary Course of Business or (ii) Sellers or their Affiliates (other than the Acquired Companies);

(r)            pay any amount to, or for the benefit of, Sellers or their Affiliates (other than the Acquired Companies);

(s)           except as permitted pursuant to Section 2.5, make any distributions to the holders of its capital equity;

(t)            make, amend or revoke any Tax election, amend any Tax Return, or change accounting period or method of accounting without the prior consent of Buyer; or

(u)           authorize any of, or commit or agree to take any of, the foregoing actions.

7.4           Notices and Consents.  After consulting with Buyer with respect to such notices and consents, Sellers will cause the Acquired Companies to give any notices to third parties, and will cause the Acquired Companies to use best efforts to obtain any third party consents that Buyer may reasonably request.  Buyer will assist as reasonably requested by Sellers in obtaining any third party consents or approvals.  If Buyer elects that Sellers and/or the Acquired Companies not attempt to obtain a consent or approval, then neither Sellers nor the Acquired Companies shall have any Liability resulting from the failure to obtain the consent or approval.  Sellers waive any and all consents or requirements set forth in the Shareholder Agreement of Rockford Holdings Corporation dated June 12, 2006, as amended relating to a transfer of the Shares pursuant to this Agreement and terminate any such agreement and any amendments thereto effective the date of execution of this Agreement.

7.5           Notice of Developments.  Sellers’ Representative will give, or will cause the Acquired Companies to give, prompt written notice to Buyer of any Material Adverse Change.  Similarly, Buyer will give, prompt written notice of any Material Adverse Change to the Acquired Companies and Sellers.  No such disclosure, however, shall be deemed to amend or supplement this Agreement or the Disclosure Schedule or prevent or cure any misrepresentation or breach of warrant except as otherwise provided to the contrary in Section 7.18.

7.6           Exclusivity.  Sellers will not, and will not cause or permit the Acquired Companies or their respective representatives, employees or agents to, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Shares or assets of the Acquired Companies (including any acquisition structured as a merger, consolidation or share exchange).

7.7           Competition Law Filings.  As soon as practicable following the date of this Agreement (and in any event within 14 days after such date), Buyer and Target’s “ultimate parent entity” (as defined pursuant to the HSR Act) shall properly prepare and file, or cause to be filed, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any Notification and Report Forms relating to the transactions contemplated by this Agreement required by the HSR Act (“Competition Law Filings”).  Sellers and Buyer shall promptly supply any additional information which may be requested by the FTC or DOJ and which the Parties reasonably deem appropriate.  The Parties shall notify each other of the receipt of any comments on, or any request for amendments or supplements to, any Competition Law Filings, and each Party shall supply the other Parties with copies of all correspondence between such party and each of its subsidiaries and representative, on the one hand, and the FTC, DOJ or members of their respective staff or other appropriate officials, on the other hand, with respect to Competition Law Filings.  Each of Buyer and Sellers agree to use reasonable best efforts to secure termination of any waiting periods under the HSR Act or other applicable law and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition laws that may be asserted by any Governmental Authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as reasonably practicable, and to obtain the approval of any Governmental Authority required; provided, however, that in no event shall Buyer be required to (a) effect any divestiture or license of any assets of Buyer or its subsidiaries or the Acquired Companies, (b) hold separate any such assets or (c) agree to any restrictions on the operations, business or assets of Buyer or its Affiliates or Target.

7.8           Listing of Additional Shares Application; Securities Exchange Act Filings; Registration of Shares.

(a)           NASDAQ Listing.  Buyer shall, to the extent required by the rules of the NASDAQ National Market, notify the NASDAQ National Market of the shares of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement to ensure that such shares of Buyer Common Stock are listed on the NASDAQ National Market as soon as is reasonably practicable but no later than issuance.

(b)           Registration.  If at any time prior to the Buyer Closing Shares becoming freely tradeable under Rule 144 a shelf registration is undertaken by the Buyer for the purpose of registering any Buyer Shares in connection with the payment of any earnout consideration payable to owners of James Construction Group, LLC (“James”) pursuant to the November 18, 2009, James Membership Interest Purchase Agreement, then such shelf registration shall also include and cover any Buyer Closing Shares which at such time remain unregistered under the Securities Act of 1933, as amended (the “Securities Act”) and any Buyer Shares which have been paid pursuant to the Earnout as described herein.

(i)            Upon Buyer’s receipt of a written request from the holders (“Requesting Holders”) of no less than $1 million in market value as of the date of such request (the “Minimum Registration Amount”) of the Buyer Closing Shares, the Buyer shall cause such Minimum Registration Amount (and amount in excess thereof) of Buyer Closing Shares to be registered pursuant to a short form registration statement (Form S-3 or its equivalent) under the Securities Act. All Registration Expenses and Selling Expenses (as hereinafter defined) associated therewith shall be borne exclusively by the Requesting Holders. In connection with such registration, the Buyer will as soon as reasonably practicable, use its best efforts to effect all such registration, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so required and as would permit or facilitate the sale and distribution of all or such portion of such Requesting Holders’ registrable securities as are specified in such request; provided that the Buyer shall not be obligated to take any action to effect such registration, qualification or compliance pursuant to this Section 7.8(b):

(A)          if within 30 days of the receipt of the written request from the Requesting Holders, the Buyer provides notice to the Requesting Holders of the Buyer’s good faith determination by its Board of Directors that such registration would not be in the best interests of the Buyer or its shareholders for a period of the next 60 days, in which case such registration may be delayed by the Buyer for such 60 day period from receipt of the request from the Requesting Holders;

(B)           after the Buyer has effected one such registration pursuant to this Section 7.8(b) an such registrations have been declared or ordered effective;

(C)           for whatever reason, the Buyer is no longer entitled to use Form S-3 under the Securities Act (or any successor to such form) at such time;

(D)          if the Buyer, within ten days of the receipt of the request of the Requesting Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Securities and Exchange Commission within 45 days of receipt of such request (other than with respect to a registration statement relating to an offering solely to employees or any other registration which is not appropriate for the registration of the securities requested by the Requesting Holders); or

(E)           in any particular jurisdiction in which the Buyer would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act.

The term “Registration Expenses” means all expenses incurred by the Buyer in complying with this Section 7.8(b), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Buyer and Requesting Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration. The term “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of the Company’s securities.

7.9           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.  Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies.

7.10         Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Companies, the other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

7.11         Transition.   Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Acquired Companies from maintaining the same business relationships with Acquired Companies after the Closing as it maintained with Acquired Companies prior to the Closing.

7.12         Solicitation of Acquired Companies’ Employees.  Sellers covenant and agree that beginning on the Closing Date and continuing for a period of eighteen (18) months thereafter, neither Sellers nor any Affiliates of Sellers will anywhere in the world (the “Non-Solicitation Area”) (a) solicit or hire any of the employees of the Acquired Companies who are employed by Acquired Companies at Closing or, if not employed by the Acquired Companies on such date, were employed by the Acquired Companies between March 1, 2010 and the day prior to the Closing; provided, such restriction will not apply to (i) an employee of the Acquired Companies who responds to a posting of a job position posted in a customary electronic or print media for the industry if such job posting is not specifically directed at the Acquired Companies’ employee being hired or solicited or (ii) an employee that was not an employee of Acquired Companies for the twelve (12) months prior to such solicitation or hiring (the “Exceptions”), (b) except for the Exceptions, interfere with the relationship of Acquired Companies with any such employees, or (c) personally target or solicit, or assist another to target or solicit, customers of the Acquired Companies for activities related to the businesses of the Acquired Companies or influence, or attempt to influence, any of the customers of the Acquired Companies not to do business with the Acquired Companies.  Nothing contained herein is intended to limit the investment by Christopher S. Wallace, SSCI or Sam Belzberg and their Affiliates to purchase non-controlling minority interests in pipeline construction (principally underground lines) companies or such companies to hire Acquired Companies employees where such employees were not targeted or identified due to such investor’s involvement in that company.  The Sellers agree that the restrictions contained in this Section 7.12 are reasonable as to time and geographic scope because of the nature of the business of Acquired Companies and Sellers agree, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the businesses of Acquired Companies compete throughout the Non-Solicitation Area.  Sellers acknowledge that Acquired Companies are in direct competition with all other companies engaged in the businesses of the Acquired Companies throughout the Non-Solicitation Area, and because of the nature of such businesses, Sellers agree that the covenants contained in this Section 7.12 cannot reasonably be limited to any smaller geographic area.

7.13         Tax Matters.

(a)           Tax Returns For Tax Periods Ending Prior to the Closing Date.  Sellers shall prepare or cause to be prepared and duly and timely file or cause to be filed all Tax Returns for the Acquired Companies that are due for any Tax period ending on or prior to the Closing Date.  At least thirty (30) days prior to filing, Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence not filed prior to execution of this Agreement and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.  No position shall be taken in any such Tax Return that is inconsistent with the past practice of the Acquired Companies without Buyer’s written consent.  No such Tax Return may make, amend or revoke any Tax election or change any accounting period, method of accounting or accounting procedure without Buyer’s prior written consent, which may be withheld in its sole discretion.

(b)           Tax Returns for Straddle Periods. Buyer shall prepare or cause to be prepared and duly and timely file or cause to be filed any Tax Returns of the Acquired Companies for any Straddle Period.  With respect to the Acquired Companies, Seller shall pay to Buyer within seven (7) days of a request from Buyer, that amount equal to the portion of such Taxes which relates to the Pre-Closing portion of such Tax Period.  To the extent permitted by applicable law, the parties shall elect (or cause the Acquired Companies) to treat the period that includes the Closing Date with respect to any Tax as ending at the close of the Closing Date and shall take such steps as may be necessary therefor.  For purposes of this Agreement, any Taxes of the Acquired Companies for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of the Closing Date, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Tax Period and the Post-Closing Tax Period (except to the except the taxes change on a specific date, such as July 1st for real property taxes, in which case such taxes will be equitably allocated based on the relative number of days in each such tax period).   Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers; provided, however, that comments are provided in a timely manner such that Buyer shall have a reasonable period of time to review such comments and make revisions prior to filing, and such comments are consistent with positions taken in prior Tax Returns.  Except to the extent required by applicable Law, no position shall be taken in any such Tax Return which is inconsistent with the past practice of the Acquired Companies without Sellers’ written consent.

(c)           Cooperation on Tax Matters.  Sellers, Buyer and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other Proceeding with respect to Taxes; provided that the Party requesting cooperation shall be responsible for all out-of-pocket costs incurred by the cooperating Party.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           Certain Taxes.  All transfer, documentary, sales, use, stamp, recording, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Acquired Companies when due, and Acquired Companies will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.  The Acquired Companies shall provide Buyer with (i) evidence satisfactory to Buyer that such Transfer Taxes have been paid by Acquired Companies and (ii) a clearance certificate or similar document(s) which may be required by any state Governmental Authority to relieve the Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(e)           Tax Election.  Sellers shall not make (or permit any Affiliate to make) any election under Section 336(e) of the Code (or any similar provision of applicable state, local or foreign Law) with respect to the Acquired Companies or transactions contemplated by this Agreement.

(f)            Amended Returns.  Except to the extent reasonably necessary to address any audit or claim or the outcome thereof, or to the extent required by applicable Law, Buyer shall not file, and shall not permit the Acquired Companies to file, any amended Tax Return with respect to any Pre-Closing Tax Period without the prior written consent of Sellers, which shall not unreasonably be withheld.  To the extent Sellers propose that amended returns be prepared and filed for any Pre-Closing Period by the Acquired Companies, Sellers shall advise Buyer of such proposal before undertaking such amendments.  Such returns shall be furnished to Buyer for review and approval at least 30 days prior to filing but Buyer’s approval shall not be unreasonably withheld.  All costs related to the preparation of amended income tax returns or other tax reporting documents proposed to be amended by Sellers, and any professional services rendered by Sellers’ tax preparers or other tax advisors incurred in connection with any audit thereof by any tax authority will be paid by Sellers.

(g)           Audit Matters.  If Buyer or the Acquired Companies become aware of any assessment, official inquiry, examination or proceeding (“Audit”) that could result in an official determination with respect to any Tax for which the Sellers could be liable, the Buyer shall promptly so notify the Sellers in writing.  If the Sellers become aware of any Audit that could result in an official determination with respect to any Tax related to the business activities or assets of the Acquired Companies, Sellers shall promptly so notify the Buyer in writing.

(h)           Control of Audits for Pre-Closing Tax Periods.  Sellers shall have control over all Audits that relate to any tax of the Acquired Companies for any period that ends on or before the Closing Date; provided that, Sellers Representative shall consult with Buyer regarding any such Audit and Buyer shall have the right to review and approve any adjustments related to the same before they are made, which approval shall not be unreasonably withheld.

(i)            Control of Audits for Post-Closing Tax Periods.  Buyer shall have sole control over all Audits that relate to any tax of the Acquired Companies for any period that begins after the Closing Date.

(j)            Control of Audits for Straddle Periods.  The Sellers and Buyer shall cooperate as to any Audit that relates to any Tax of the Acquired Companies for any Straddle Period.

(k)           Cooperation.  Buyer and Sellers shall, and shall cause their respective agents and representatives to, reasonably cooperate with each other in connection with Audits and the preparation of Tax Returns, including Pre-Closing Amended Returns and shall preserve all information, returns, books and records and other documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party with a reasonable opportunity to review and copy the same.

7.14         Access to Records.  Following the Closing, Buyer shall permit Sellers and their authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books and records of the Acquired Companies for periods prior to the Closing Date, to the extent that such access may reasonably be required: (i) in connection with the preparation of Sellers’ accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, or (iii) in connection with any suit, claim, action, Proceeding or investigation relating to the Acquired Companies; provided that Sellers shall reimburse Buyer promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Buyer in connection with any such request.

7.15         Further Assurances.  In the case at any time after the Closing that any further action is reasonably necessary to carry out the purposes of this Agreement, Sellers and the proper officers of Buyer and the Acquired Companies shall take any such reasonably necessary action.

7.16         Piggyback Registration Rights.

(a)           Piggyback Registration.  If the Buyer at any time or from time to time subsequent to the Closing Date proposes to register any securities under the Securities Act either for its own account or the account of any selling security holders (other than pursuant to (i) a registration statement on Forms S-4 or S-8 or any successor or similar forms, or (ii) a registration on any form that does not permit secondary sales), it will give notice to each of the Sellers of its intention at least twenty (20) days in advance of the filing of any registration statement with respect thereto.  Upon the written request of any of the Sellers (such requesting Seller, or its permitted assign, “Holder”) given within fifteen (15) days after receipt of such notice, the Buyer, subject to the sentences below, will use its reasonable best efforts to include in such registration, and in any underwriting involved therein, all of the Buyer Shares included in such request (“Registrable Securities”) that are not already covered by an existing and effective Registration Statement.  Provided, however; if in connection with any underwritten public offering for the account of the Buyer the managing underwriter(s) thereof shall impose a limitation on the number of shares of Buyer that may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Buyer shall be obligated to include in the registration statement only such limited portion of the Buyer Shares with respect to which a Holder has requested inclusion hereunder as the underwriter shall permit. Any exclusion of Buyer Shares shall be made pro rata with holders of other securities having the right to include such securities in the registration statement other than holders of securities entitled to inclusion of their securities in the registration statement by reason of demand registration rights. If an offering in connection with which a Holder elects to participate in registration is an underwritten offering, then a Holder shall, unless otherwise agreed by the Buyer, offer and sell such Buyer Shares in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of common stock included in such underwritten offering.  The rights and benefits conferred upon Sellers in this Section 7.16 are not transferable or assignable and shall be terminated with respect to any portion of the Buyer Shares that are sold, assigned or otherwise transferred unless such transfer is to a family member as a result of the depth of such Seller.

(b)           Expenses.  All expenses incurred in complying with this Section, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Buyer, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction, shall be paid by the Buyer, except that the Buyer shall not be liable for any fees, discounts or commissions to any underwriter of the Registrable Securities.

(c)           Successors and Assigns.  The provisions of this Section shall inure to the benefit of and be binding upon only the permitted successors and assigns of each Holder pursuant to Section 7.16(a) of this Agreement.

7.17         Amendments of Schedules.  Sellers and the Acquired Companies may, from time to time, prior to the Closing Date, by written notice to Buyer, supplement or amend the Disclosure Schedule attached to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Sellers or the Acquired Companies herein contained.  Buyer shall have ten (10) Business Days (the “Review Period”) to review such supplement or amendment and the Closing Date shall be postponed as necessary for Buyer to do so.  On or before the end of the Review Period, Buyer shall have the right in its sole discretion to either (a) terminate in writing this Agreement by issuing a Termination Notice to Sellers and the Acquired Companies provided that the supplement or amendment to the Disclosure Schedule together with any other supplements or amendments collectively involves an amount in excess of $500,000 (the “Walk Away Right”), and the Deductible shall not apply against the $500,000 amount; or (b) notify Sellers and the Acquired Companies in writing (the “Cure Notice”) that Buyer wants Sellers to cure the breach and inform the Acquired Companies of an acceptable cure; provided, however, that if Buyer does not deliver the Cure or Termination Notice prior to the end of the Review Period, then Buyer shall be deemed to have waived all rights and remedies related to such breach.  If after receiving a Cure Notice, Sellers elect to attempt to cure the breach, then, at the Acquired Companies’ expense, it shall have up to sixty (60) days (the “Cure Period”) to complete the cure, which period of time may run prior to or after the Closing, at the sole option of Buyer.  In the event Buyer believes that a cure has not been made by Sellers of an alleged breach at the end of the Cure Period, Buyer may pursue a claim for indemnity pursuant to Article 8 of this Agreement if a Closing has occurred or if a Closing has not occurred terminate this Agreement by issuing a Termination Notice to Sellers and the Acquired Companies.  Sellers shall notify Buyer in writing of any supplements or amendments to the Disclosure Schedule as soon as practicable after Sellers or the Acquired Companies become aware of the need for such supplement or amendment.

7.18         Indemnification of Acquired Companies’ Officers.  After the Closing, Buyer shall cause Target to indemnify and provide D&O coverage to all officers of the Acquired Companies in a uniform manner.

7.19         Termination of UCC Fixture Filings and Equipment Filings.  Sellers shall cause all UCC fixture filings (but not any UCC equipment filings) to be terminated and released at Closing.  Seller shall cause all other UCC filings (including UCC equipment filings) to be terminated and released at Closing to the extent the applicable equipment lease or indebtedness related to each UCC filing has been paid off prior to Closing.

ARTICLE 8
INDEMNIFICATION

8.1           Survival of Covenants, Representations and Warranties.  All of the representations and warranties of Buyer contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until eighteen months from the Closing Date.  All of the representations and warranties of Sellers and the Acquired Companies contained in this Agreement shall survive the Closing Date for the later of (i) eighteen (18) months from the Closing Date or (ii) the date of the release and distribution of Primoris’ 2011 audited financial statements (collectively, the “Base Survival Period”) (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing subject to Section 7.17), except:

(a)           with respect to representations and warranties contained in Section 4.1 (Representations Regarding Sellers), the first two sentences of Section 4.3, all of Section 4.3(a) (Authority; No Conflict), and Section 4.12 (Taxes) but only with respect to federal and state income Taxes (all of the foregoing in this Section 8(a) collectively, the “Fundamental Representations”), which shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing subject to Section 7.17) and continue in full force and effect until forever thereafter;

(b)           with respect to representations and warranties contained in Section 4.2 (Organization and Good Standing), the first sentence of Section 4.8 (Assets) and Section 4.16 (Legal Proceedings), which shall survive the Closing until April 15, 2015; and

(c)           with respect to representations and warranties contained in Section 4.20 (Environmental, Health and Safety Matters), which shall survive the Closing until April 15, 2017.

By using the term “survival” the Parties do not intend to suggest that any representation or warranty hereunder is made at any time other than the times specified herein (as of the date of this Agreement and as of the Closing Date where applicable).  The covenants of the Parties contained herein shall continue in accordance with their respective terms and survive forever thereafter (subject to any applicable statutes of limitations), except that Sellers’ Liability under any covenants contained in Article 7 of this Agreement shall only survive until April 15, 2015.  The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement.  Indemnity Claims under Section 8.2(iii) shall only survive until the earlier of one year from the date of discovery or April 15, 2017, which shall be its Survival Period.  Indemnity Claims under Section 8.3 shall only survive until April 15, 2013 (except with respect to federal and state income Tax issues which shall survive forever thereafter), which shall be its Survival Period.  So long as an Indemnified Party gives notice of an indemnification claim on or before the expiration of the applicable Survival Period, such Indemnified Party shall be entitled to pursue its rights to indemnification under Sections 8.2, 8.3 or 8.4, as applicable.  No party hereunder shall have any liability under this Article 8 for any indemnification claim made after the expiration of the applicable Survival Period.  In the event notice of any claim for indemnification under Sections 8.2, 8.3 or 8.4 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive the end of the Survival Period of such representations, warranties and covenants until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.  Subject to Section 7.17, any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to such party, nor shall such a claim be adversely affected by such party’s Knowledge on or before the Closing Date of any breach of the type specified in Section 8.2, 8.3 or 8.4 or of any state of facts that may give rise to such a breach.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations except as provided in Section 7.17.

8.2           Indemnification of Buyer.  Subject to the provisions of this Article 8, Sellers shall, jointly and severally, in accordance with Section 8.14, indemnify, defend, save and keep Buyer and its respective Affiliates (including the Acquired Companies after they are acquired), their respective members, managers, officers, directors, successors and assigns (collectively, the “Buyer Indemnitees”), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages, deficiencies,  lost profits, diminution in value, consequential damages and expenses, including without limitation, reasonable attorneys’ fees, court costs and other fees, disbursements and expenses, whether payable in cash, property or otherwise (collectively, “Damages”) sustained or incurred by any of the Buyer Indemnitees to the extent they are a result of, arise out of or are by virtue of: (a) any breach of, or inaccuracy in, any representation or warranty, of Acquired Companies or Sellers, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Acquired Companies or Sellers to Buyer in connection herewith other than the Ancillary Agreements which shall stand on their own, (b) any breach or non-fulfillment of any covenant on the part of the Acquired Companies or Sellers, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Acquired Companies or Seller to Buyer in connection herewith other than the Ancillary Agreements which shall stand on their own, (c) any Environmental Actions relating to, arising out of or resulting from (i) the Environmental Conditions of any Facility owned currently or in the past in whole or in part by any Sellers or Acquired Companies arising out of or resulting from conditions that were in existence as of, or operations or activities that occurred prior to, the Closing Date, (ii) any Environmental Conditions known to Sellers or the Acquired Companies at the time of the Closing for any Facility which is or was leased by the Acquired Companies from an independent third party, or (iii) any act or omission of the Acquired Companies on or prior to the Closing Date; or (d) any matter set forth on Schedule 8.2.  Such obligations apply regardless of the presence of a Third-Party Claim.  For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any Party in this Agreement, or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

8.3           Indemnification for Taxes.  Subject to the provisions of this Article 8, Sellers shall, jointly and severally, in accordance with Section 8.14, indemnify, save and hold Buyer harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (a) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period (or any Straddle Period) to the extent the Tax is allocable (as determined in Section 7.13(b) hereof) to the Pre-Closing Tax Period), and (b) the unpaid Taxes of any Person (other than Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

8.4           Indemnification of Sellers.  Subject to the provisions of this Article 8, Buyer shall indemnify, defend, save and keep Sellers and their respective Affiliates (other than the Acquired Companies), and their respective successors and assigns (collectively, the “Seller Indemnitees”) harmless against and from all Damages sustained or incurred by Seller Indemnitees to the extent they are a result of, arise out of or are by virtue of (a) any misrepresentations or breach of any representation or warranty set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Sellers pursuant hereto or in any closing document delivered by Buyer to Sellers in connection herewith or (b) any non-fulfillment of any covenant on the part of Buyer, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Sellers pursuant hereto or in any closing document delivered by Buyer to Seller in connection herewith (other than claims made under the Note which shall not be subject to this Article 8).  Such obligations apply regardless of the presence of a Third Party Claim (as defined below).  For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

8.5           Procedures for Indemnification.

(a)           If a claim for Damages (“Indemnity Claim”), other than Third-Party Claims under Section 8.5(b) below, is to be made by a Person entitled to indemnification under this Article 8 (“Indemnified Party”), such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to Sellers’ Representative or Buyer, as applicable (each an “Indemnifying Party”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article 8.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be deemed to have accepted the Notice and the Indemnifying Party shall be deemed to have agreed to pay the Damages at issue if the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice.  If the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice, the Indemnifying Party shall promptly pay to the Indemnified Party the amount sufficient to pay the Damages.  For the avoidance of doubt, Buyer shall only be required to send notices to and obtain the approval of the Sellers’ Representative with respect to this Section 8.5; however, Buyer shall serve courtesy notices to Plains Pacific pursuant to Section 9.18 of this Agreement.

(b)           If an Indemnity Claim is to be made by an Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Indemnified Party, the Indemnified Party shall give a Notice to the Indemnifying Party as soon as practicable after becoming aware of such Third-Party Claim.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure.  After such Notice, if the Indemnifying Party acknowledges in writing to an Indemnified Party that the Indemnifying Party is liable and has indemnity obligations for any Damages resulting from any such Third-Party Claim, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include the Indemnified Party and the Indemnifying Party, and any such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Indemnified Parties from any Liability with respect to such Third-Party Claim.  If the Indemnifying Party assumes the defense of a Third-Party Claim (to the extent permitted above), the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense), the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement; provided, however, that the Indemnifying Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.5 and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment subject to the limitations provided in this Article 8.

8.6           Resolution of Conflicts and Claims.  If an Indemnifying Party objects in writing to any Indemnity Claim for indemnification made by an Indemnified Party in any written Notice (“Objection Notice”), Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and Sellers’ Representative and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice.  If Sellers’ Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.

8.7           Payment of Damages and Application of Plains Pacific Escrow Indemnity Account.

(a)           All amounts under this Article 8 shall be paid within five (5) calendar days after such amount is determined either by mutual agreement of the Parties or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment or decision of an arbitrator, court or administrative body having jurisdiction over such proceeding pursuant to Section 9.15.

(b)           Any claims for Damages asserted by Buyer or any Buyer Indemnitees for which Sellers owe Buyer indemnity under this Article 8 shall be first satisfied by Buyer’s right to offset the Note in an amount equal to the amount of such claim, in accordance with Sections 8.14 and 8.15 subject to Buyer’s right to use the Plains Pacific Escrow Indemnity Account pursuant to Section 8.7(c) of this Agreement.  Subject to the limitations of Section 8.8, any claims for Damages asserted during the applicable Survival Period which cannot be satisfied by Buyer’s right to offset the Note and use funds from the Plains Pacific Escrow Indemnity Account which is asserted by Buyer or any Buyer Indemnitee shall be satisfied by Sellers’ payment of cash or other immediately available funds in accordance with Sections 8.14 and 8.15.  Any claims for Damages asserted by Sellers or any Seller Indemnitees (but not the Target) for which Buyer owes Sellers indemnity under this Article 8 shall be satisfied by Buyer’s payment of cash or other immediately available funds.

(c)           Application of Plains Pacific Escrow Indemnity Account.  If there is determined to be any unobjected amount or resolved amount owing to a Buyer Indemnitee pursuant to Section 8.2 or if there is otherwise determined to be any amount owing to a Buyer Indemnitee as a result of indemnification under this Agreement at any time that there is any Plains Pacific Escrow Indemnity Amount then remaining in the Plains Pacific Escrow Indemnity Account, the Plains Pacific Escrow Indemnity Account shall be used by Buyer Indemnitees as first recourse to satisfy 9.88% of the amount owed to a Buyer Indemnitee pursuant to this Article 8 and/or in conjunction with any offset to the Note permitted pursuant to this Agreement.  If the amount held in the Plains Pacific Escrow Indemnity Account is insufficient to satisfy in full 9.88% of any such unobjected amount or resolved amount owing to a Buyer Indemnitee, the Buyer Indemnitees shall be entitled to recourse directly against Plains Pacific for the balance thereof, subject to the other limitations of this Article 8 including the Plains Pacific Cap (as hereinafter defined in Section 8.8).  The exceptions to the Plains Pacific Cap are set forth in Section 8.8 of this Agreement.  The aforesaid 9.88% indemnity payment limitation as to Plains Pacific shall not apply to a breach by Plains Pacific of any Plains Pacific Fundamental Representations, Fraud or Intentional and Willful Violation.

8.8           Limitations on Indemnity.  An Indemnifying Party shall not have any liability for indemnification pursuant to Sections 8.2(a), 8.2(c) and 8.3 (only with respect to all matters other than federal and state income Taxes) unless and until the aggregate amount of all Damages which are incurred or suffered by the Indemnified Party as to all Sellers exceeds the Deductible, and in the event the aggregate amount of Damages for which such Indemnified Party is seeking indemnification exceeds the Deductible, such Indemnified Party shall be entitled to recover only the amount of such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to Damages resulting from the breach of Fundamental Representations, breach of the representations contained in Section 4.2 (Organization and Good Standing) or the first sentence of Section 4.8 (Assets), or liability under Section 8.3.  An Indemnifying Party shall not be liable for any Damages, or be required to make payments for indemnification pursuant to Sections 8.2 and 8.3, in an aggregate amount in excess of $12,000,000 (the “Cap”).  Notwithstanding the foregoing, the Cap shall not apply to Damages resulting from the breach of Fundamental Representations or liability under Section 8.3.  Except as otherwise provided herein, in no event will Plains Pacific be liable for any Damages or obligated to make any indemnity payment in excess of the amounts in the Plains Pacific Escrow Indemnity Account (the “Plains Pacific Cap”).  The Plains Pacific Cap, however, will not apply to (i) any breach by Plains Pacific of the representations and warranties contained in Section 4.1(a), (b), (c) and (d), the first two sentences of Section 4.3 and all of Section 4.3(a) of this Agreement (collectively the “Plains Pacific Fundamental Representations”) and (ii) to the extent provided in the next succeeding sentence.  Notwithstanding anything to the contrary herein, if an Indemnified Party is seeking, or is entitled to seek, indemnification from an Indemnifying Party for Damages due to such Indemnifying Party’s Fraud or Intentional and Willful Violation, the limitations in this Section 8.8 (including the Deductible, the Cap and the Plains Pacific Cap) shall not be applicable to, or otherwise limit an Indemnified Party’s recovery for, such claim.  For the purpose of this agreement, “Fraud” shall mean an intentional and willful false statement of fact made by Sellers with actual knowledge of the falsity of such fact for the purpose in inducing Buyer to enter into the transactions contemplated by this Agreement and which is relied on by Buyer in entering into the transactions contemplated by this Agreement.  For the purpose of this Agreement, “Intentional and Willful Violation” means the refusal or failure to perform a covenant under this Agreement provided the Seller who refuses or fails to perform such covenant had no intention at the time such Seller entered into this Agreement to perform such covenant.

8.9           Insurance Effect.  To the extent that any Damages that are subject to indemnification pursuant to this Article 8 are covered by insurance paid for by the Acquired Companies prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification under this Article 8 in respect of such Damages including any additional costs incurred by Buyer relating to purchasing insurance coverage, including but not limited to increased premium costs, incurred by Buyer as the result of any insurance payments made for any Damages and the time limitations set forth in Section 8.8 for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Buyer for monies from an insurer or against a third party in respect of any Damages shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Sellers’ Representative.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.10         Exclusive Remedy.  From and after the Closing, the sole remedy of the Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8. Notwithstanding any of the foregoing, nothing contained in this Article 8, except Section 8.14, shall in any way impair, modify or otherwise limit a Party’s right to bring any claim, demand or suit against the other party based upon such other Party’s actual Fraud or Intentional and Willful Violation, it being understood that a mere breach of a representation and warranty does not constitute Fraud.

8.11         Tax Benefits.  The amount of any Damages for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Damages, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a Tax rate equal to the highest combined state (of residence) and federal rate for the year in which such Damages are recognized by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

8.12         Mitigation.  An Indemnified Party shall use commercially reasonable efforts to mitigate Damages suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable contract, order or Law binding on it or any Affiliate thereof.

8.13         No Double Recovery.  To the extent that any of the items or matters that would otherwise constitute Damages have been incurred and have already been incorporated in the calculation of EBITDA for the purposes of Section 2.8 of this Agreement, such items or matters shall not also be a Damage for purposes of indemnity under this Article 8 and shall not apply against the Deductible. Conversely, to the extent any Damage has been incurred that has applied against the Deductible or has been indemnified, such Damage shall not be included in the calculation of EBITDA for the purposes of Section 2.8 of this Agreement.  To the extent that there are reserves in the Financial Statements for any matter which may be an Indemnified Claim against the Sellers, any Damages shall first apply against any such applicable reserve and thereafter to the extent permitted herein, against the Deductible.

8.14         Additional Indemnity Limitations.  In addition to the other limitations set forth in this Article 8 on Indemnity Claims that Buyer Indemnitees may have, the following apply:

(a)           Indemnity Claims relating to the breach of a representation and warranty under Section 4.1, or as a result of a Seller failing to pay all of the Taxes owed by that Seller as a result of the transactions contemplated by this Agreement, may only be made against the Seller that breached such representation and warranty or that failed to pay such Taxes, and, as a result thereof, (i) Buyer may only offset pursuant to Section 8.15 against the payments owing under the Note allocated to such Seller other than Plains Pacific (in which case payments made to the Sellers may not be in accordance with the percentages set forth in Exhibit 2.6) and/or pursue only that Seller for any remaining Damages; and (ii) Buyer may only use funds in the Plains Pacific Escrow Indemnity Account only as to breach by Plains Pacific of Section 4.1(a), (b), (c), or (d) or Plains Pacific failing to pay all of the Taxes owed by it as a result of transactions contemplated by this Agreement and in excess of any amounts in the Plains Pacific Escrow Indemnity Account.

(b)           Subject to Section 8.16, Sellers shall be jointly and severally liable for all other Indemnity Claims brought by Buyer subject to Section 8.8 of this Agreement.

8.15         Right of Set-Off Against Note.  Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount up to $5,000,000 which would otherwise be owing under the Note during the twelve month period after the Closing Date at which time the $5,000,000 potential amount shall be reduced to $1,000,000 for the period commencing at the end of the aforesaid twelve (12) month period through that date which is 60 days after completion of the 2011 fiscal year end audit at which date there shall be no further right of set off.  Any such setoff shall be for the full amount which Buyer reasonably believes is appropriate and shall not be reduced proportionately due to the fact that certain Sellers will not be receiving any amounts pursuant to the the Note or that a right of recovery may exist against the Plains Pacific Escrow Indemnity Account.  Sellers will agree amongst themselves pursuant to an Indemnity Agreement executed by Sellers at Closing how any such offset shall be apportioned amongst the Sellers.  The setoff amount shall be deposited by Buyer into an interest bearing escrow account with a neutral third party pending resolution of the indemnification claim.  The interest rate for the funds in such escrow will only bear interest at the current market liquid interest rate and not the interest rate set forth in the Note.  Notwithstanding the foregoing, in the event any indemnity claim is still outstanding as of any of the aforesaid dates and there has been a holdback, when the right to offset is reduced or eliminated Buyer shall be allowed to continue to hold back such amounts held in an independent escrow notwithstanding that such set off would be otherwise reduced or eliminated until final resolution of such indemnity claim including any appeals, to which Buyer may be entitled.  Any offset made by Buyer against the Note shall be offset against the first payment or payments owing under the Note in an amount equal to the amount asserted by Buyer, including all possible expenses incurred as set forth in Section 8.5.  The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Note or any instrument securing the Note.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  If the Note principal balance is to be prepaid to a balance less than $5,000,000 prior to the twelve months after the Closing Date, or a balance less than $1,000,000 prior to that date which is 60 days after completion of the 2011 fiscal year end audit, then Buyer may offset an amount equal to (the “Reserve Amount”) the difference between $5,000,000 or $1,000,000 as appropriate depending on the aforesaid timing reduced by the remaining balance on the Note.  The Reserve Amount shall be held in an interest bearing account for the benefit of Sellers to cover any indemnification required in this Article 8.  The Reserve Amount shall only bear interest at current market liquid interest rates and not the interest rate set forth in the Note. This Section 8.15 is subject to Section 8.16.

8.16         Fortress Obligations.  Notwithstanding anything to the contrary in this Agreement, the Ancillary Agreements or any other agreement, document or instrument referenced herein or therein (collectively, the “Transaction Documents”):

(a)           Fortress represents and warrants to Buyer solely to the extent set forth in Section 4.1, Section 9.1 and in the certificate delivered by Fortress pursuant to Section 6.1(e)(xii) (as revised to reflect the provisions of this Section 8.16), severally (in each case, as it affects Fortress individually) and not jointly (the “Fortress Representations”).  Except for the Fortress Representations, the Fortress Parties make no other representations and warranties (and shall not be deemed to make any other representations and warranties), including, without limitation the representations and warranties set forth in Section 2.8, Section 4.2 and/or any implied representations and warranties, but shall be liable for indemnification for a breach of such other representations and warranties as provided for in Section 8.16(c).

(b)           The Fortress Parties (i) shall not be bound by or subject to (and shall not be deemed to be bound by or subject to) the covenants and obligations set forth in Section 6.1(e)(v) and Sections 7.11 and 7.12 (collectively, the “Specified Covenants”) and (ii) shall have no liability whatsoever (whether in contract, tort or otherwise) with respect to the Specified Covenants. Fortress will be subject to and bound by the covenants of the Sellers in this Agreement on a several basis and only commits to such covenants in relation to itself, except as set forth in Section 8.16.

(c)           In lieu of the indemnification obligations of the Sellers set forth in Article 8 (to which Fortress will not be subject or bound unless otherwise set forth in this Section 8.16 ), Fortress shall severally and not jointly, subject to the limitations set forth in this Section 8.16, indemnify, defend, save and keep the Buyer Indemnitees harmless against and from any Damages sustained or incurred by any of the Buyer Indemnitees to the extent that such Damages are a result of, arise out of, or are pursuant to: (i) any breach of, or inaccuracy in, the Fortress Representations (as such breaches relate to Fortress individually), without regard to the Deductible, the Cap and (ii) Section 8.2,  Section 8.3 and/or Section 2.9, in each case with respect to this clause (ii), solely for 2.85% of all Damages incurred by the Buyer Indemnitees with respect thereto (subject to the Deductible, the Cap, and any other limitations on indemnification set forth in Article 8, as applicable); provided, however that in no event will Fortress be liable for another Seller’s individual breach of a representation, warranty or covenant by such Seller related to such Seller or its conduct. Subject to the foregoing proviso, Fortress’ share of all liabilities, costs and expenses attributable or allocable to the Sellers as a group shall not exceed 2.85% of such amounts.  Fortress also agrees to be subject to the terms and provisions of Sections 8.1, 8.4, 8.5 (subject to the limitations set forth in Sections 8.16(g) and 9.18), 8.7(a) and (b), 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14(a) and 8.15 of this Agreement all of which shall be applied with respect to Fortress in a manner consistent with this Section 8.16.

(d)           Notwithstanding anything in this Section 8.16 to the contrary, and in addition to any other limitations that would otherwise apply with respect to determining the obligation to indemnify or the amount required to be indemnified (i) Fortress shall have the right to satisfy any indemnification obligations under this Section 8.16 by returning to Buyer in-kind any consideration actually received by Fortress in connection with the transactions contemplated by the Transaction Documents (with the deemed value of any such consideration being the value ascribed to such consideration at the time Fortress satisfies its indemnification obligations) and (ii) in no event shall Fortress be liable whatsoever (whether in contract, tort or otherwise) for any Damages or amounts in the aggregate in excess of the consideration actually received by Fortress pursuant to the transactions contemplated by the Transaction Documents.

(e)           In the event that Buyer elects to exercise its rights of set-off pursuant to Section 8.15, such amounts set-off shall apply to the Fortress portion of the Note only to the extent such amounts being set off are actually owed by Fortress to Buyer pursuant to this Section 8.16. Except as expressly set forth in the previous sentence, in no event shall any amounts being set-off under the Note be deemed to apply to, affect the principal amount of, or the payment of interest with respect to, the portion of the Note which relates to Fortress.

(f)            From and after the Closing (i) the sole recourse against the Fortress Parties with respect to any and all claims for Damages or otherwise arising out of or relating to the Transaction Documents and the transactions contemplated thereby shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Section 8.16 and (ii) the other parties release the Fortress Parties from any and all actual or potential claims, actions and/or liability whatsoever (including, without limitation, any claims based on any theory of joint and several liability), except as expressly provided for in this Section 8.16. Notwithstanding any of the foregoing, nothing contained in this Section 8.16 shall in any way impair, modify or otherwise limit a Party’s right to bring any claim, demand or suit against Fortress based solely upon Fortress’s actual Fraud or Intentional and Willful Violation (as it relates to Fortress individually), it being understood that a mere breach of a representation and warranty does not constitute Fraud. For the avoidance of doubt, in no event shall the Fortress Parties be liable in any manner whatsoever (whether in contract, tort or otherwise) for the Fraud and/or Intentional and Willful Violation of any other Party.

(g)           Any amendment, modification or waiver of a Transaction Document that purports to bind Fortress shall require Fortress’ written consent. As between Fortress, on the one hand, and the Sellers’ Representative and the other Sellers, on the other hand, the Sellers’ Representative and the Sellers shall not take action or make any agreement or waiver that would adversely affect Fortress without Fortress’ prior written consent, which consent shall not be unreasonably withheld.  Christopher S. Wallace, in his capacity as Holders’ Representative (as such term is defined in the Note) agrees and acknowledges that he shall not take any action or make any agreement or waiver with respect to Fortress in connection with the Note which is inconsistent with the terms of this Section 8.16.

(h)           In the event of any conflict between the provisions of this Section 8.16 and any other provision set forth in any Transaction Document, the provisions of this Section 8.16 shall prevail.

(i)            For purposes of this Section 8.16:

“Fortress” means Fortress Value Recovery Fund I LLC.

“Fortress Parties” means, collectively, Fortress, its Affiliates and their respective members, managers, officers, directors, partners, agents, employees, equityholders, successors and assigns.

8.17         Liability Cap As to CCP Partners Holdings.  Notwithstanding anything to the contrary in this Article 8 CCP Partners Holdings shall not be liabile for any indemnity for any Damages in excess of the consideration it receives pursuant to this Agreement unless it has engaged in Fraud and/or Intentional Willful Violation of any other party.

ARTICLE 9
MISCELLANEOUS

9.1           Press Releases and Public Announcements.  Neither Party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Party; provided, however, that any Party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of NASDAQ (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure), including but not limited to the filing by Buyer of a Current Report on Form 8-K (the “Buyer 8-K”) to report execution of this Agreement.  In connection with the preparation of the Buyer 8-K, Sellers shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement.   Each Seller warrants and represents to Buyer that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  At or after the execution of this Agreement, Sellers and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

9.2           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns except for (i) the third party beneficiaries referenced in Section 7.16(c) and (ii) pursuant to Section 8.16, the Fortress Parties.

9.3           Entire Agreement.  This Agreement (including the documents the forms of which are attached as exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, representations or obligations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interest, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interest hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5           Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of (a) when actually received, (b) two business days after it is sent by overnight courier, or (c) two business days after it is sent by registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Target	Rockford Holdings Corporation
or Acquired	c/o Second City Capital Corporation
Companies:	1075 West George Street, Suite 2600
Vancouver, BC, Canada V6E 3C9
Telephone: (604) 806-3350
Facsimile: (604) 661-4873
Attn: Christopher Wallace

Copy to:	Ball Janik LLP
15 SW Colorado Avenue, Suite 3
Bend, OR 97702
Telephone: (541) 617-1309
Facsimile (541) 617-8824
Attn: Robert Stout, Esq.

If to Buyer:	Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA 92630
Facsimile: 949-595-5544
Attn: General Counsel

Copy to:	Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone: (714) 641-5100
Facsimile: (714) 546-9035
Attn: George Wall, Esq.

If to Sellers or the	c/o Christopher Wallace
Sellers’ Representative:	Second City Capital Corporation
1075 West George Street, Suite 2600
Vancouver, BC, Canada V6E 3C9
Telephone: (604) 806-3350
Facsimile: (604) 661-4873

Copy to:	Ball Janik LLP
15 SW Colorado Avenue, Suite 3
Bend, OR 97702
Telephone: (541) 617-1309
Facsimile (541) 617-8824
Attn: Robert Stout, Esq.

If to Plains Pacific:	c/o Don Woodard, Jr.
Western Research and Management
3100 West 7th Street, Suite 300
Fort Worth, Texas 76102
Telephone: (817) 877-9980
Facsimile: (817) 877-1100

Copy to:	Decker, Jones, McMackin,
McClane, Hall & Bates
801 Cherry Street, Unit #46
Fort Worth, Texas 76102
Telephone: (817) 336-2400
Facsimile: (817) 336-2181
Attn: Charles B. Milliken

If to Fortress:	Fortress Value Recovery Fund I LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Telephone: (212) 479-5310
Facsimile: (917) 639-9815
Attn: Dan Hulea

Copy to:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Attn: Howard T. Spilko

A Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  A Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8           Governing Law.  [Intentionally Omitted.]

9.9           Amendments, Modifications and Waivers.  No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11         Expenses.  Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation.

9.12         Construction.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13         Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14         Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter (subject to the provisions set forth in Section 9.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

9.15         Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Orange County, California.

(a)           Order of Reference.  The parties hereto agree that the State Courts located in Orange County, California (“Court”) shall have exclusive jurisdiction over any Action (as hereinafter defined) and the parties hereby consent to the exercise of personal jurisdiction over them by the Court for purposes of resolving the Action.  Any party may file a complaint with the Court, and in no other court, and any party may, within sixty (60) days of the filing of the complaint (in the case of the filing party) or within sixty (60) days of the service of the complaint (in the case of the non-filing party) (the “Notice Period”), give the other parties written notice of the notifying party’s intent to apply to the Court to appoint a referee pursuant to the provisions of California Code of Civil Procedure Section 638(1) (the “Reference Notice”).  The failure of any party to deliver the Reference Notice within the Notice Period or to actually seek the appointment of a referee within thirty (30) days after expiration of the Notice Period shall be deemed a waiver by that party (but not any other party) of the right to seek the appointment of a referee.  Following any party’s timely delivery of a Reference Notice, the Action shall be referred promptly by the Court (i) upon joint application of the parties, to a retired judge or justice from the panel members of JAMS stipulated by the parties within five (5) business days of the delivery of the notifying party’s notice described above; or ii) if the parties have not so stipulated, upon the timely ex parte application of any party, to any retired judge or justice from such panel; to try all of the issues including all pre-trial and post-trial hearings, motions and matters of any kind whether of fact or of law and report a statement of decision thereon which shall stand as a decision of the Court.  The referee shall have all the powers of a regular sitting Superior Court judge including without limitation the power to impose sanctions and to hold in contempt.  Discovery shall be permitted in accordance with law and must be completed no later than ten (10) calendar days prior to the date first set for trial.  A court reporter at the trial may be requested by any party.  The trial must commence within ninety (90) calendar days of the date of appointment of the referee.  Should JAMS, or a successor of JAMS, not be in existence at the time an Action arises, the parties agree to jointly select in good faith an alternate organization offering at that time services substantially similar to those now offered by JAMS and, when so selected, such alternate organization shall be substituted for JAMS wherever JAMS is referred to herein.

(b)           Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(c)           Governing Law.  All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of California.  Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court.  All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by Delaware law.

(d)           Costs.  The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance.  Upon issuance of an award, costs shall be awarded to the prevailing party.

(e)           Attorneys’ Fees.  If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (“Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (“Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party.  For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (i) postjudgment motions and collection actions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examination, (iv) discovery and (v) bankruptcy litigation.

(f)            Submission to Jurisdiction.  Subject to Section 9.15(a) above, each of the Parties submits to the exclusive jurisdiction of any superior court sitting in the State of California, County of Orange, in any action or Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices set forth in this Agreement.  Nothing in this Section 9.15(f), however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.16         Waiver of Trial by Jury.  IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

9.17         Attorney’s Fees.  If Sellers, on the one hand, or Buyer, on the other hand, shall bring a Proceeding against the other to compel arbitration pursuant to Sections 9.15, to confirm or vacate any arbitration judgment or award, or to enforce the same, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.  As used in this Section 9.17 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the mater for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

9.18         Sellers’ Representative.  Each Seller by executing this Agreement hereby irrevocably constitutes and appoints Christopher S. Wallace as Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Note and the transactions contemplated hereby and thereby. Each Seller hereby appoints Sellers’ Representative (a) the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of such Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Note, and (b) the agent for service of process for such Seller, and such Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to Sellers’ Representative.  Without limiting the generality of the foregoing, the power of Sellers’ Representative shall include the power to represent such Seller with respect to all aspects of this Agreement and the Note, which power shall include the power to (i) receive any payment or transfer of funds to be made pursuant this Agreement or the Note on behalf of such Seller, (ii) waive any and all conditions of this Agreement, (iii) amend, modify or supplement this Agreement and the Note in any respect, (iv) defend, negotiate or settle any claims or actions for indemnity pursuant to Article 8, (v) retain legal counsel or accountants and be reimbursed by the Sellers for all fees, expenses and other charges of such legal counsel or accountants, (vi) receive notices or other communications, (vii) deliver any notices, certificates or other documents required hereunder, (viii) take all such other action and to do all such other things as Sellers’ Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement and the Note and (ix) perform its obligations as set forth in, and in accordance with, this Agreement.  Each Seller agrees that Buyer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of the Sellers and shall have no liability with respect thereto, and none of Buyer or any of its Affiliates shall have any duty to inquire as to the acts and omissions of Sellers’ Representative.  Each Seller agrees that all deliveries by Buyer, including any payment of funds under Article 2 and any payment of funds under the Note, to Sellers’ Representative shall be deemed deliveries to the Sellers; Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Sellers’ Representative and any Seller; and any disclosure made to Sellers’ Representative by or on behalf of Buyer shall be deemed to be a disclosure made to each Seller.  Each Seller that makes a claim against Buyer alleging the lack of authority of Sellers’ Representative shall indemnify Buyer and its Affiliates for any damages suffered, including reasonable attorneys’ fees and other costs, as a result of Buyer’s good faith reliance on the acts or omissions of Sellers’ Representative.  Each Seller agrees that any payment made by or on behalf of Buyer to Sellers’ Representative on a Seller’s behalf shall be deemed a direct payment to a Seller, and no Seller shall have any recourse against Buyer or any of its Affiliates in the event that such payment is not delivered to such Seller by Sellers’ Representative for any reason.  In the event the Seller Representative refuses to, or is no longer capable of, serving as Sellers’ Representative hereunder, the Sellers shall promptly appoint a successor Sellers’ Representative who shall thereafter be a successor Sellers’ Representative hereunder, and Sellers’ Representative shall serve until such successor is duly appointed and qualified to act hereunder.

Notwithstanding the foregoing, Sellers’ Representative shall have no authority to do any of the following on behalf of Plains Pacific or Fortress without the prior written authorization of Plains Pacific or Fortress, as applicable, all of which are specifically excluded from the authority granted in the preceding paragraph: (A) accept service of process, (B) receive any payment or transfer of funds, (C) waive any condition of this Agreement, or (D) amend, modify, or supplement this Agreement or any part thereof, including but not limited to the Escrow Agreement.  In addition, Sellers’ Representative shall have no authority (1) to receive, on behalf of Plains Pacific or Fortress, any notice or other communication involving the Plains Pacific Escrow Indemnity Account or the Plains Pacific Escrow Indemnity Amount or with respect to Fortress, any notice or communication involving the Transaction Documents, but all such notices or correspondence shall be delivered by Buyer directly to Plains Pacific or Fortress, as applicable or (2) to authorize the disbursement of any funds from the Plains Pacific Escrow Indemnity Account or any set-off or payment on behalf of Fortress.  The foregoing limitations of the Sellers’ Representative’s authority as to Plains Pacific or Fortress, as applicable, is not intended to limit the Sellers’ Representative’s authority to bind Plains Pacific or Fortress, as applicable, as to any other matters set forth in this Agreement, including but not limited to the right to control and settle any indemnity matters or Third Party Claims which it is empowered to do under this Agreement, including, with respect to Fortress consistent with Section 8.16.

Sellers’ Representative shall promptly forward to each Seller all notices he receives regarding or arising under this Agreement and shall keep each Seller fully informed on all matters relating to the defense, negotiating, and settlement of any claim or action for indemnity pursuant to this Section 8, including but not limited to the selection and retention of legal counsel or accountants in connection with any such claim or action.

9.19         [intentionally omitted]

9.20         Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.21         Consent to Transactions and Waiver of Options to Purchase.  Target and Sellers hereby consent to the transactions contemplated by this Agreement and waive any options to purchase or rights of first refusal that they may have with respect to the Shares.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this AGREEMENT AND PLAN OF MERGER as of the date first above written.

BUYER:	PRIMORIS SERVICES CORPORATION,
a Delaware corporation

	By:	/s/ Brian Pratt
(Signature)

Brian Pratt
(Name Printed)

Chief Executive Officer
Title

TARGET:	ROCKFORD HOLDINGS CORPORATION, a Delaware corporation

	By:	/s/ Christopher S. Wallace
(Signature)

Christopher S. Wallace
(Name Printed)

Director
Title

ACQUIRED COMPANIES:	ROCKFORD CORPORATION, a Delaware corporation

	By:	/s/ Frank O. Welch
(Signature)

Frank O. Welch
(Name Printed)

President
Title

SELLERS’ REPRESENTATIVE:	/s/ Christopher S. Wallace
Christopher S. Wallace

SELLERS:	SECOND CITY CAPITAL PARTNERS I,
Limited Partnership, a Delaware limited partnership

	By:	/s/ Christopher Wallace
Christopher Wallace
	Its:	Authorized Signatory

PLAINS-PACIFIC INVESTMENTS, INC.,
a Texas corporation

	By:	/s/ Deborah Stoppler
Deborah Stoppler, President

/s/ Lemmie Rockford
Lemmie Rockford, an individual

/s/ Patrick Rockford
Patrick Rockford, an individual

/s/ Frank Welch
Frank Welch, an individual

FORTRESS VALUE RECOVERY FUND I LLC, a Delaware limited liability company

	By:	Fortress VRF Advisors I LLC, its investment manager, as agent and attorney-in-fact

		By:	/s/ Marc K. Furstein
Marc K. Furstein
		Its:	Chief Operating Officer

CCP PARTNERS HOLDINGS

	By:	/s/ Brent Hughes
Brent Hughes, Authorized Representative

	By:	/s/ Chris Johnson
	Name:	Chris Johnson
Its: Authorized Representative

MERGER SUB:	PRIMORIS MERGER SUB, INC.,
a Delaware corporation

	By:	/s/ John Perisich
John Perisich, Secretary